                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            PDG ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the fee is calculated and state how it was determined).

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            PDG ENVIRONMENTAL, INC.

   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 30, 2005

TO THE STOCKHOLDERS OF PDG ENVIRONMENTAL, INC.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of PDG Environmental, Inc., a Delaware corporation (the "Corporation") will be held at the Corporation's offices at the Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235, on Friday, September 30, 2005 at 9:00 o'clock a.m., Eastern Daylight Savings Time, for the following purposes:

     (a) To elect five (5) directors to each serve for a term of one year and until their successors have been elected and qualified;

     (b) To approve an amendment to the PDG Environmental, Inc. Incentive Stock Option Plan to increase by 700,000 the number of shares of common stock of PDG Environmental, Inc. which may be granted thereunder, for a total of 4,000,000;

     (c) To approve an amendment to the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors to increase by 250,000 the number of shares of common stock of PDG Environmental, Inc. which may be granted thereunder, for a total of 500,000;

     (d) To approve an amendment of the Certificate of Incorporation of PDG Environmental, Inc. to increase by 30,000,000 the number of authorized shares of $0.02 par value common stock, for a total of 60,000,000;

     (e) To ratify the selection of Malin, Bergquist & Company, LLP as the Corporation's independent auditor for the fiscal year ending January 31, 2006; and

     (f) To transact such other business as may properly come before the meeting or any adjournment or postponement of the Annual Meeting.

The forgoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed August 17, 2005, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in the envelop enclosed to ensure your representation and the presence of a quorum at the Annual Meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                         By Order of the Board of Directors

                                         James D. Chiafullo
                                         Secretary

Pittsburgh, Pennsylvania
August 17, 2005

                                PROXY STATEMENT

                            PDG ENVIRONMENTAL, INC.
                         1386 BEULAH ROAD, BUILDING 801
                         PITTSBURGH, PENNSYLVANIA 15235
                                 (412) 243-3200

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               SEPTEMBER 30, 2005

This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc., a Delaware corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of the Stockholders of the Corporation to be held on September 30, 2005 at 9:00 a.m., Eastern Daylight Savings Time at the Corporation's offices at the Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235 and any adjournment or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about August 23, 2005.

                      GENERAL INFORMATION REGARDING VOTING

RECORD DATE

The Board of Directors of the Corporation has fixed the close of business on August 17, 2005 as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of the common stock, par value $0.02, of the Corporation ("Common Stock") as of the Record Date will be entitled to vote at the Annual Meeting on all matters voted upon. At the close of business on the Record Date, there were 14,738,274 shares of Common Stock outstanding and entitled to vote. On the Record Date the Common Stock was held by 2,021 stockholders of record.

QUORUM AND VOTES PER SHARE

The presence, in person or by properly executed proxy, of the holders of shares representing a majority of the voting power outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Shares present at the Annual Meeting in person or represented by proxy and entitled to vote (including shares which abstain or do not vote) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

On all matters to be voted upon at the Annual Meeting, the holders of Common Stock are entitled to cast one (1) vote per share. Stockholders shall not be entitled to cumulative votes on any matter brought before them at the Annual Meeting.

ABSTENTIONS: BROKER NON-VOTES

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker "non-votes." Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Annual Meeting for quorum purposes. An abstention will have the same effect as a negative vote except with respect to the election of directors in which case an abstention will have no effect since directors are elected by a plurality vote. Broker "non-votes" are not counted in the tabulation of votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that item.

SHARES HELD BY DIRECTORS AND OFFICERS

As of August 17, 2005, the directors and officers of the Corporation as a group beneficially owned approximately 23% of the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Each director and officer of the Corporation has indicated that he intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.

PROXIES

All shares of Common Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted:

     - "FOR" the election of the five (5) nominees for the Board of Directors (or such substitute nominees as set forth herein),

     - "FOR" the amendment to the PDG Environmental, Inc. Incentive Stock Option Plan,

     - "FOR" the amendment to the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors,

     - "FOR" the amendment of the Certificate of Incorporation of PDG Environmental, Inc., and

     - "FOR" the ratification of the selection of Malin, Bergquist & Company, LLP as the Corporation's independent auditor for the fiscal year ending January 31, 2006.

In addition, if any other matters come before the Annual Meeting, the person named in the accompanying form of proxy will have the discretion to vote the shares represented by the proxies, or otherwise act with respect to such matters, in accordance with their best judgment.

REVOCATION OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235. In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

SOLICITATION

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.

The Corporation has engaged The Proxy Advisory Group of Strategic Stack Surveillance, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stockholders may present proper proposals for inclusion in the Corporation's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Corporation in a timely manner. In order to be so included for the 2006 Annual Meeting, stockholder proposals must be received by the Corporation no later than March 2, 2006 and must otherwise comply with the requirements of Rule 14a-8. As the SEC rules make clear, simply submitting a proposal does not guarantee that it will be included.

Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Corporation no later than April 16, 2006 and must otherwise comply with the requirements of Rule 14a-4(c) under the Exchange Act. In accordance with Rule 14a-4(c), proxy holders will have discretionary authority to vote in accordance with their judgment upon any such proposal which is not timely received by the Corporation or which does not otherwise comply with Rule 14a-4(c).

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

The Board of Directors has nominated five (5) directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until such director's successor is elected and has qualified, or until such director's earlier death, resignation or removal.

The Board of Directors has nominated Messrs. Regan, Bendis, Chiafullo, Berkey and Kilpela for election at the 2005 Annual Meeting of Stockholders.

The following table sets forth information regarding the nominees for election. All of the nominees are currently serving as directors and were elected at the 2004 Annual Meeting to serve until the next annual meeting of the Corporation's stockholders. There are no family relationships among the directors or executive officers of the Corporation. Each of the nominees has consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve.

NAME, AGE AND                               YEAR FIRST
PRINCIPAL OCCUPATION                         ELECTED       CERTAIN OTHER INFORMATION
--------------------                         -------       -------------------------
John C. Regan (61)                             1989        Mr. Regan has served in each of his present
Chairman, President,                                       positions since December 1990 and has served as a
Chief Executive Officer and                                Director since April 1989. He is the founder of
Chief Financial Officer of                                 Project Development Group, Inc., now our
PDG Environmental, Inc.                                    wholly-owned subsidiary, which engages in
                                                           asbestos abatement and specialty contracting
                                                           services, and has served as that corporation's
                                                           Chairman and President since 1984. Mr. Regan also
                                                           served as Chairman of the Board of Directors of
                                                           PDG Remediation, Inc. (PDGR), a company which
                                                           provided remediation services to assist customers
                                                           in complying with environmental laws and
                                                           regulations, from July 1994 until August 1996.

Richard A. Bendis (58)                         1986        Mr. Bendis has served as a Director since 1986.
President and CEO of                                       Mr. Bendis has been the President and CEO of
Innovation Philadelphia and                                Innovation Philadelphia (IP) since 2001. IP is a
Investment Banking Consultant                              public/private partnership dedicated to growing
                                                           the wealth and the workforce of the Greater
                                                           Philadelphia Region. Prior to 2001, he was
                                                           President and CEO of Kansas Technology Enterprise
                                                           Corporation (KTEC), an entity formed to encourage
                                                           investment and growth in the State of Kansas. Mr.
                                                           Bendis has been a corporate executive with Quaker
                                                           Oats, Polaroid, Texas Instruments, Marion
                                                           Laboratories and Kimberly Services and
                                                           successfully took Continental Healthcare Systems,
                                                           an Inc. 500 company, public on NASDAQ. In
                                                           addition, Mr. Bendis founded and managed R.A.B.
                                                           Ventures, a venture capital firm which invested
                                                           in early-stage technology and healthcare
                                                           businesses. He is a frequent international
                                                           consultant and speaker for the United Nations,
                                                           NATO and The European Commission.

NAME, AGE AND                               YEAR FIRST
PRINCIPAL OCCUPATION                         ELECTED       CERTAIN OTHER INFORMATION
--------------------                         -------       -------------------------
Edgar Berkey (64)                              1998        Dr. Berkey is a nationally recognized expert on
Vice President and                                         environmental technologies and is currently the
Chief Science Officer of                                   Vice President and Chief Quality Officer of
Concurrent Technologies Corp.                              Concurrent Technologies Corp. (CTC). He is a
                                                           member and Chairman of several environmental
                                                           advisory committees for the U.S. Department of
                                                           Energy and formerly on the Science Advisory Board
                                                           of the U.S. Environmental Protection Agency. He
                                                           also chairs the Scientific Advisory Board of the
                                                           North America Environmental Fund, LP, which
                                                           invests in emerging environmental companies that
                                                           can benefit from NAFTA. Dr. Berkey is the former
                                                           President and co-founder of the Center for
                                                           Hazardous Materials Research. Dr. Berkey
                                                           previously served on the Corporation's Board of
                                                           Directors from 1991-1995. He resigned from the
                                                           Corporation's Board of Directors in 1995 to serve
                                                           as a Director of PDG Remediation, Inc., which at
                                                           that time was an affiliate of the Corporation. He
                                                           resigned from the Board of Directors of PDG
                                                           Remediation, Inc. in 1996.

James D. Chiafullo (47)                        1998        Mr. Chiafullo has served as a Director since July
Shareholder/Director,                                      1998 and as Secretary since May 2003. Since 1999,
Cohen & Grigsby                                            Mr. Chiafullo has been a Director in the law firm
Secretary of                                               of Cohen & Grigsby, P.C. headquartered in
PDG Environmental, Inc.                                    Pittsburgh. Prior to joining Cohen & Grigsby,
                                                           P.C., Mr. Chiafullo was a Partner with Thorp Reed
                                                           & Armstrong LLP. Prior to joining Thorp Reed &
                                                           Armstrong, LLP, Mr. Chiafullo was a lawyer with
                                                           Gulf Oil Corporation in Houston, Texas. Cohen &
                                                           Grigsby provide legal services to us. Mr.
                                                           Chiafullo is a member of the Board of Directors
                                                           of the Western Pennsylvania Epilepsy Foundation.

Edwin J. Kilpela (59)                          1997        Mr. Kilpela has served as a Director since July
President & CEO,                                           1997 Mr. Kilpela has served as the President and
Soil Safe, Inc.                                            CEO of Soil Safe, Inc. a privately held
                                                           environmental company located in Baltimore, MD
                                                           since 2003. From 1998 until 2002, Mr. Kilpela was
                                                           an independent business consultant to small and
                                                           mid-sized environmental companies. From 1997 to
                                                           1998 he was President and Chief Executive Officer
                                                           of Noxso Corporation, a developmental
                                                           environmental company. From 1996 until 1997 he
                                                           was President of Ansaldo Ross Hill. Mr. Kilpela
                                                           was with Westinghouse Electric Corporation from
                                                           1968 to 1996 including serving as General Manager
                                                           of the Environmental Services Division from 1991
                                                           to 1996.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors currently has five directors. The Board of Directors has determined that Messrs. Bendis, Berkey and Kilpela are "independent directors" in accordance with the Nasdaq listing requirement and the Securities and Exchange Commission (the "SEC").

During the fiscal year ended January 31, 2005, there were six regular meetings of the Board of Directors, and each of the incumbent directors attended or participated in at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year. All members of the Board of Directors attended our 2004 Annual Meeting of Stockholders.

The Board of Directors currently has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

AUDIT COMMITTEE

The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal accounting staff and our independent auditors. The Audit Committee's function is to review our quarterly and annual financial statements with our independent accountants and management; review the scope and results of the examination of our financial statements by the independent accountants; approve all professional services performed by the independent accountants and related fees; recommend the retention or replacement of the independent accountants and periodically review our accounting policies and internal accounting and financial controls. The Audit Committee is also responsible for establishing and overseeing our internal reporting system relating to accounting, internal accounting controls and auditing matters. The Audit Committee is governed by a written charter approved by our Board of Directors. A more complete description of the Committee's functions is set forth in the charter included as Annex A to this Proxy Statement.

The Audit Committee presently consists of Messrs. Bendis, Berkey and Kilpela. Mr. Bendis serves as Chairman of our Audit Committee and is the "audit committee financial expert", within the meaning of Item 401(h)(2) of Regulation S-K, based upon his experience with financing and venture capital. The Board of Directors believes that all of the members of the Audit Committee meet the independence standards of the Nasdaq and the SEC.

The Audit Committee met two times during the fiscal year ended January 31, 2005.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for administering the Corporation's Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's executive and makes recommendations with respect to executive compensation. The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela and held two meeting during the fiscal year ended January 31, 2005. Mr. Kilpela serves as chairman of the Compensation Committee. The Board of Directors believes that all of the members of the Compensation Committee, other than Mr. Chiafullo, meet the independence standards of the Nasdaq and the SEC and are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOMINATING COMMITTEE

The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Board of Directors has adopted a written charter for the Nominating Committee which sets forth in detail the duties of and functions performed by the Nominating Committee. A copy of such charter is available for review by the stockholders on the Corporation's website, located at www.pdge.com.

The Nominating Committee presently consists of Messrs. Regan, Kilpela and Chiafullo with Mr. Regan serving as Chairman. The Nominating Committee did not meet during the fiscal year ended January 31, 2005 but did consider candidates for the Board of Directors. The Board of Directors believes that Mr. Kilpela meets the independence standards of the Nasdaq and the SEC.

IDENTIFICATION AND EVALUATION OF NOMINEES FOR DIRECTORS

The Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the

Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the Board, professional search firms, employees, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year.

The Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board. In evaluating such recommendations, the Nominating Committee uses the same qualification standards as are used for all other candidates. To recommend a prospective nominee for the Nominating Committee's consideration, a stockholder must have held no less than 10,000 shares of our stock for a continuous 12-month period. Stockholder recommendations must be submitted in writing to the Corporation's Corporate Secretary at PDG Environmental, Inc., 1386 Beulah Road, Building, 801, Pittsburgh, PA 15235 and must include (a) the proposed candidate's personal and business information, (b) the class and number of Corporation's securities he/she owns, (c) a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such persons or persons) pursuant to which the nomination is to be made by the stockholder and (d) all other information regarding the stockholder's proposed nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected). Recommendations must also be accompanied by personal references including a supporting statement from the recommending stockholder regarding a proposed candidate's character and judgment.

In addition, the bylaws of the Corporation permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares to elect such nominee and comply with all other requirements set forth in our bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. In addition, the stockholder must give timely notice to the Corporate Secretary of the Corporation in accordance with the bylaws of the Corporation which, in general, require that the notice be received by the Corporation Secretary of the Company within the time period described below under "Stockholder Proposals."

The Nominating Committee utilizes a variety of methods for identifying and evaluating candidates for director. In evaluating the qualifications of the candidates, the Nominating Committee considers many factors, including, issues of character, judgment, integrity, independence, age, expertise, diversity of experience, length of service, other commitments and other characteristics which the Nominating Committee deems important in their directors. A candidate should have sufficient financial or accounting knowledge to add value to the financial oversight role of the Board of Directors. The Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating Committee also considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Nominating Committee has not established specific minimum qualifications for director candidates, the Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who have competency in the following areas: (i) industry knowledge; (ii) accounting and finance (including expertise of at least one director who would qualify as a "financial expert" as that term is defined the SEC rules; (iii) business judgement; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management; (viii) corporate governance; (ix) risk management and (x) such other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may communicate with the Board by writing to them by mail or express mail c/o PDG Environmental, Inc., 1386 Beulah Road, Building, 801, Pittsburgh, PA 15235. Any stockholder communications directed to the Board or a member of the Board will first be delivered to the Corporation's Corporate Secretary who will forward all communications to the Board for review.

DIRECTOR ATTENDANCE AT ANNUAL STOCKHOLDER MEETING

Members of the Board of Directors are encouraged to attend the 2005 Annual Meeting of Stockholders. However, the Company does not have a policy requiring director attendance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela. None of these individuals served as one of the Corporation's officers or employees at any time during the fiscal year ended January 31, 2005. None of the Corporation's current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION OF DIRECTORS

Each non-employee director of the Corporation receives an annual retainer of $10,000 upon such director's initial election or re-election to the Board of Directors, and a $1,500 per meeting fee plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") which provides for the grants of options to non-employee directors to purchase an aggregate of up to 600,000 shares of Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan. The options expire ten years from the date of grant. Options granted under the Non-Employee Plan do not qualify as incentive stock options under the Internal Revenue Code.

During the last fiscal year, the Corporation granted and vested options covering 10,000 shares of common stock to each non-employee director of the Corporation at an exercise price per share of $0.86, which was the fair market value of such shares on the date the options were granted. The options expire ten years from the date of grant.

Employee directors are not compensated in their role as directors with the exception of grants under the 1990 Employee Director Stock Option Plan (the "Employee Director Plan") pursuant to which options to purchase an aggregate of up to 500,000 shares of Common Stock, subject to the amendment to the Employee Director Plan proposed for this meeting and subject to adjustment in the event of any change in the Common Stock, may be granted to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted. The Corporation did not grant any options under the Employee Director Plan in the fiscal year ended January 31, 2005. On February 15, 2005, the Corporation's Chairman and Chief Executive Officer was awarded stock options for 250,000 shares of the Corporation's common stock under the terms of the Employee Director Stock Option Plan in conjunction with his execution of a new employment agreement.

VOTE REQUIRED

Directors are elected by a plurality of the votes of the shares present at the 2005 Annual Meeting in person or represented by proxy and entitled to vote. Unless otherwise instructed, the proxies will vote "FOR" the election of the nominees listed above. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted at the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may have to be reduced.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Corporation's Common Stock as of August 17, 2005 by:

     - each person who is known by us to beneficially own 5% or more of our outstanding common stock;

     - each of our executive officers named in the Summary Compensation Table;

     - each of our directors; and

     - all of our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions and also any shares of Common Stock which the named person has the right to acquire, through conversion or option exercise, or otherwise, within 60 days after August 17, 2005. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC.

Except as otherwise indicated, and subject to applicable community property laws, to the Corporation's knowledge, the persons named below have sole voting and investment power with respect to all shares of Common Stock held by them. As of August 17, 2005, there were 14,738,274 shares of Common Stock outstanding.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, PDG Environmental, Inc., Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235.

                                                                                   PERCENTAGE
                                                             AMOUNT AND NATURE      OF CLASS
                                                               OF BENEFICIAL       OF COMMON
NAME OF BENEFICIAL OWNER                                     OWNERSHIP OF STOCK   SHARES OWNED
------------------------                                     ------------------   ------------
John C. Regan(1)(2)(3)                                           2,390,680            15.8
Richard A. Bendis(1)(4)                                            125,250               *
Edgar Berkey(1)(8)                                                 100,000               *
James D. Chiafullo(1)(2)(7)                                        100,000               *
Edwin J. Kilpela(1)(5)                                             110,000               *
Andrew Barron Worden(6)                                          2,946,700            17.6
Gerald F. Stahlecker(9)                                          5,718,750            28.0
Brendan O'Neil(10)                                               1,125,000             7.1
Ari Levy(11)                                                     1,260,417             8.0
Alfred Booty(12)                                                   895,833             5.8
David Crook(13)                                                  1,520,834             9.4
All of our directors and officers as a group including
  those named above (9 persons)(14)                              3,734,978            23.3

---------------

  *  Indicates less than 1%.

 (1) Director

 (2) Officer

 (3) Includes 300,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan and 110,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

 (4) Includes 100,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

 (5) Includes 110,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan.

 (6) Consists of: 946,700 shares of Common Stock and 2,000,000 shares of Common Stock that may be acquired pursuant to a warrant issued as part of private placement of the Company's Common Stock, held by Barron Partners, LP, of which Mr. Worden is the general partner. Mr. Worden disclaims beneficial ownership of shares held by Barron Partners except to the extent of his pecuniary interest in these shares. Barron Partners is located at 730 Fifth Avenue, 9th Floor, New York, NY 10019.

 (7) Includes 100,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

 (8) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

 (9) Consists of 3,050,000 shares of Common Stock that may be acquired pursuant to the conversion of Series C convertible preferred stock, 1,525,000 shares of Common Stock that may be acquired pursuant to warrants, a warrant for 762,500 shares of Series C convertible preferred stock convertible into 762,500 shares of Common Stock, with an attached warrant for 381,250 shares of Common Stock, issued as part of private placement of the Company's Preferred and Common Stock, held by RG Capital Management, L.P. of which Mr. Stahlecker is a managing director. Mr. Stahlecker disclaims beneficial ownership of shares held by RG Capital Management, L.P. except to the extent of his pecuniary interest in these shares. RG Capital Management, L.P. is located at 3 Bala Plaza-East, Suite 501, Bala Cynwyd, PA 19004.

(10) Consists of 600,000 shares of Common Stock that may be acquired pursuant to the conversion of Series C convertible preferred stock, 300,000 shares of Common Stock that may be acquired pursuant to warrants, a warrant for 150,000 shares of Series C convertible preferred stock convertible into 150,000 shares of Common Stock, with an attached warrant for 75,000 shares of Common Stock, issued as part of private placement of the Company's Preferred and Common Stock, held by Enable Growth Partners LP of which Mr. O'Neil is a principal. Mr. O'Neil disclaims beneficial ownership of shares held by Enable Growth Partners LP except to the extent of his pecuniary interest in these shares. Enable Growth Partners LP is located at One Ferry Building, Suite 255, San Francisco, CA 94111.

(11) Consists of 277,778 shares of Common Stock, 138,889 shares of Common Stock that may be acquired pursuant to warrants, 450,000 shares of Common Stock that may be acquired pursuant to the conversion of Series C convertible preferred stock, 225,000 shares of Common Stock that may be acquired pursuant to warrants, a warrant for 112,500 shares of Series C convertible preferred stock convertible in to 112,500 shares of Common Stock, with an attached warrant for 56,250 shares of Common Stock, issued as part of private placement of the Company's Preferred and Common Stock, held by Lakeview Fund LP of which Mr. Levy is Chief Investment Officer. Mr. Levy disclaims beneficial ownership of shares held by Lakeview Fund LP except to the extent of his pecuniary interest in these shares. Lakeview Fund LP is located at 415 North LaSalle, Chicago, IL 60610.

(12) Consists of 222,222 shares of Common Stock, 111,111 shares of Common Stock that may be acquired pursuant to warrants, 300,000 shares of Common Stock that may be acquired pursuant to the conversion of Series C convertible preferred stock, 150,000 shares of Common Stock that may be acquired pursuant to warrants, a warrant for 75,000 shares of Series C convertible preferred stock convertible in to 75,000 shares of Common Stock, with an attached warrant for 37,500 shares of Common Stock, issued as part of private placement of the Company's Preferred and Common Stock, held by Levy Family Partners, LLC of which Mr. Booty is Managing Director. Mr. Booty disclaims beneficial ownership of shares held by Levy Family Partners, LLC except to the extent of his pecuniary interest in these shares. Levy Family Partners, LLC is located at 415 North LaSalle, Chicago, IL 60610.

(13) Consists of 138,889 shares of Common Stock, 69,445 shares of Common stock that may be acquired pursuant to warrants, 700,000 shares of Common Stock that may be acquired pursuant to the conversion of Series C convertible preferred stock, 350,000 shares of Common Stock that may be acquired pursuant to warrants, a warrant for 175,000 shares of Series C convertible preferred stock convertible in to 175,000 shares of Common Stock, with an attached warrant for 87,500 shares of Common Stock, issued as part of private placement of the Company's Preferred and Common Stock, held by The Tail Wind Fund Ltd. of which Mr. Crook is Chief Executive Officer. Mr. Crook disclaims beneficial ownership of shares held The Tail Wind Fund Ltd. except to the extent of his pecuniary interest in these shares. The Tail Wind Fund Ltd., 1st Floor, No. 1 Regency Street, London, SW1Y 4NS, United Kingdom.

(14) Includes 1,300,250 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan, the Employee Director Plan and the Non-Employee Director Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of ours with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Our information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners. During the fiscal year ended January 31, 2005, we believe that all of our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                               EXECUTIVE OFFICERS

EXECUTIVE OFFICERS NAME          AGE   POSITION HELD
-------------------------------  ---   -------------
John C. Regan                    61    Chairman, President, Chief Executive Officer and Chief
                                       Financial Officer
James D. Chiafullo               47    Secretary

Mr. Chiafullo was appointed as the Corporation's Secretary in May 2003. For additional information regarding Messrs. Regan and Chiafullo, please see the information provided above regarding director nominees.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal years ended January 31, 2005, 2004 and 2003 compensation awarded to, paid to, or earned by, our Chief Executive Officer and each of our four other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation
                                                             -----------------------------------------
                                                               Awards                Payouts
                                           Annual            -----------    --------------------------
                                        Compensation
                                    ---------------------                                 All Other
                                                             Restricted     Options/     Compensation
Name and                            Salary(A)    Bonus(B)       Stock         SARs      --------------
Principal Position          Year       ($)         ($)       Award(s)($)      (#)       ($)     ($)(C)
------------------          ----    ---------    --------    -----------    --------    ----    ------
John C. Regan               2005     229,167     250,000          --            --       --     67,588
Chairman, CEO               2004     220,000      45,000          --            --       --     68,638
and CFO                     2003     220,000          --          --            --       --     26,895

---------------

(A)  Represents actual cash compensation.

(B) Represents cash bonus paid in fiscal 2006 for attainment of goals in fiscal 2005 and cash bonus paid in fiscal 2005 for attainment of goals in fiscal 2004, respectively.

(C) Represents the value of insurance premiums with respect to term life insurance and disability insurance paid by us for the benefit of Mr. Regan and includes a $35,000, $35,000 and $8,000 payment in 2005, 2004 and 2003, respectively, for credit enhancement provided by Mr. Regan.

OPTIONS GRANTED IN LAST FISCAL YEAR

No stock options were granted during the 2005 fiscal year to the named executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                                                                                      Value of Unexercised
                            Options Exercised           Number of Unexercised             In-the-Money
                       ---------------------------          Options/SARs                  Options/SARs
                          Shares                            at FY-End (#)               at FY-End ($)(A)
                       Acquired on       Value       ---------------------------   ---------------------------
Name                   Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                   ------------   ------------   -----------   -------------   -----------   -------------
John C. Regan               0              0           160,000            0         $124,740            0

---------------

(A) Market value of Common Stock at year-end bid price per share minus the exercise price.

On February 15, 2005, the Corporation's Chairman and Chief Executive Officer was awarded stock options for 250,000 shares of the Corporation's common stock under the terms of the Employee Director Stock Option Plan in conjunction with his execution of a new employment agreement. As those options were awarded after the end of the Corporation's fiscal year end, they are not included in the above table.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENT

Mr. Regan has an employment agreement, effective March 15, 2004 for a three-year term. Upon the expiration of the basic three-year term of the agreement, the agreement is automatically renewed for a one-year period until such time as we elect to renew or terminate Mr. Regan's employment agreement. The agreement provided for a $250,000 annual base salary. The base salary and life and disability insurance benefit shall continue for a three-year period upon our termination of the agreement, the death of Mr. Regan, the disability of Mr. Regan or Mr. Regan's resignation due to a substantial change in ownership of our Corporation or membership of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At January 31, 2005, we maintained outstanding personal loans to Mr. Regan in the amount of $95,000. This personal loan is evidenced by a demand note. This loan was made to provide Mr. Regan with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The amount specified represents the highest outstanding balances of the loans during our fiscal year.

Mr. Chiafullo is a Director of Cohen & Grigsby, P.C. which is our legal counsel. During the year ended January 31, 2005, Cohen & Grigsby billed us $271,000 for legal services.

Other than the transactions disclosed herein, we have not entered into any material transactions with any director, executive officer, beneficial owner of five percent (5%) or more of our Common Stock, or family members of such person, in which the amount involved exceeds $60,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table is as of the end of the most recent fiscal year (January 31, 2005) and reflects all compensation plans under which equity securities of the Corporation are authorized for issuance.

                                                                          (b)                          (c)
                                                  (a)                                         Number of Securities
                                         Number of Securities                            remaining available for future
                                           to be issued upon        Weighted average         issuances under equity
                                        exercise of outstanding    exercise price of           compensation plans
                                           options, warrants      outstanding options,   (excluding securities reflected
Plan Category                                 and rights          warrants and rights            in column (a))
-------------                           -----------------------   --------------------   -------------------------------
Equity compensation plans approved by
  security holders(1)                          2,959,284                 $0.59                       43,966
Equity compensation plans not
  approved by security holders(2)                 10,000                 $0.65                           --
                                               ---------                                             ------
Total                                          2,969,284                 $0.59                       43,966
                                               =========                                             ======

---------------

(1) Includes the Incentive Stock Option Plan, the Stock Option Plan for Non-Employee Directors and the Stock Option Plan for Employee Directors

(2) Includes 10,000 non-qualified stock options issued to Richard Bendis, our director, for consulting performed in 1991. The options are at an exercise price of $0.65 and expire on May 14, 2010.

                            PDG ENVIRONMENTAL, INC.
                      REPORT OF THE COMPENSATION COMMITTEE

The information contained in this section shall not be deemed to be "solicitation material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:

The Corporation has a multi-level approach to determining executive compensation. Individual performance and the responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) the stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.

The review of executive compensation is conducted by the Chief Executive Officer who reports to the Compensation Committee. The Compensation Committee reviews and ultimately approves the executive compensation.

Individual Performance

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to an executive officer's specific area of responsibility, accomplishments and contributions.

Base Compensation

The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and specialty contracting services.

Comparative Compensation Surveys

The Corporation reviews salary surveys from outside sources which evaluate similar environmental and specialty contracting companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the groups used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.

Benefits

The basic benefits offered to executive officers, which include group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, each executive officer is provided with individual term life insurance policies for their benefit and club memberships which are used for both business and personal purposes.

Stock Option Plans

All executive officers are eligible to participate in the Corporation's Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide executives with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation's Employee Director Plan.

On February 15, 2005, Mr. Regan received 250,000 incentive stock options as a signing bonus for executing his three-year employment agreement effective March 15, 2004. The stock options, which immediately vested, have an exercise price of $1.52 per share, representing the price of the Corporation's common stock on the date of signing of the employment agreement.

For fiscal 2005, Mr. Regan did not receive a grant of stock options.

Compensation of All Executive Officers

The base pay of executive officers for the fiscal year ended January 31, 2005 was determined on the basis of the Compensation Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. Incentives were paid as the Corporation did achieve budgeted operating results for fiscal 2005. The base pay of the executive officers is not directly related to the Corporation's performance.

Compensation of John C. Regan, Chairman and Chief Executive Officer

The Committee established the compensation of John C. Regan, Chairman, Chief Executive Officer and Chief Financial Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan's base pay was determined based on the Committee's assessment of Mr. Regan's performance and competitive market data on salary levels.

In addition to his base pay and bonus, Mr. Regan is provided with three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy and club memberships.

On February 15, 2005, Mr. Regan received 250,000 incentive stock options as a signing bonus for executing his three-year employment agreement effective March 15, 2004. The stock options, which immediately vested, have an exercise price of $1.52 per share, representing the price of the Company's common stock on the date of signing of the employment agreement.

For fiscal 2005, Mr. Regan did not receive a grant of stock options.

Additionally, Mr. Regan is eligible to receive an incentive bonus for keeping the Corporation properly capitalized for growth and to ensure that gains made by the Corporation are recognized by its public ownership and reflected in its share price. The incentive bonus shall be a cash bonus of a minimum of 20% and a maximum of 100% of his base salary. As the Corporation exceeded its financial objectives and Mr. Regan met his personal objectives, an incentive bonus equal to 100% of his base salary ($250,000), was awarded for fiscal 2005 to Mr. Regan.

The Board of Directors has provided Mr. Regan a $35,000 annual payment for credit enhancement for fiscal 2005 and continuing until such time that Mr. Regan's personal guarantee is not required by the Company's lending institution and surety bonding company. Mr. Regan was paid $35,000, $35,000 and $8,000 in fiscal 2005, 2004 and 2003, respectively, for providing his personal guarantee to the Corporation's lending institution.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows any federal income tax deductions for the Corporation for compensation paid to the Chief Executive Officer and any of the other four highest compensated executive officers in excess of $1 million each in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based. The Corporation's stock option plans are structured to permit grants of stock options and certain other awards to be eligible for this performance-based exception (so that compensation upon exercise of such options or receipt of such awards, as the case may be, should be deductible under the Code). Payments of cash compensation to executives currently are not eligible for this performance-based exception, although the value of such payments and awards, when combined with other includable compensation, is well below the $1 million limit. The Compensation Committee has taken and intends to continue to take whatever actions are necessary to minimize the Corporation's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Compensation Committee believes to be an important element of the Corporation's executive compensation program.

This report has been approved by all members of the Compensation Committee.

                Respectfully submitted,

                Edwin J. Kilpela, Chairman
                Richard A. Bendis
                Edgar Berkey
                James E. Chiafullo

                            AUDIT COMMITTEE MATTERS

The information contained in this section shall not be deemed to be "solicitation material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

                            PDG ENVIRONMENTAL, INC.

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following Audit Committee Report to the Board of Directors:

The Audit Committee is composed of three members each of whom is "independent" as defined by Rule 10A-3 under the Exchange Act and Nasdaq listing standards. The Audit Committee operates under a written Audit Committee Charter (the "Charter") first appointed by the Board of Directors in 2000 and subsequently amended. A copy of the Charter is attached as Annex A to this Proxy Statement.

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. The independent auditors are responsible for performing an independent audit of the Corporation's financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee is charged with the duty to monitor and oversee these processes.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee met with both management and the Corporation's independent auditors to review and discuss the Corporation's 2005 year end financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee review included discussions with the independent auditors regarding matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also received written disclosure from the independent auditors as required by the Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors matters relating to the independent auditor's independence from management. The independent auditors informed the Audit Committee that it was independent with respect to the Corporation within the regulations promulgated by the Securities and Exchange Commission and the requirements of the Independence Standards Board. The Audit Committee also considered the compatibility of non-audit services with the auditors' independence and concluded that the provisions of such services had not and has not impaired the independent auditor's independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2005 for filing with the Securities and Exchange Commission.

            Respectfully submitted,

            Richard A. Bendis, Chairman
            Edgar Berkey
            Edwin J. Kilpela

Parente Randolph, LLC served as independent auditors for the Corporation for the fiscal year ended January 31, 2005.

FEES BILLED BY PARENTE RANDOLPH LLC DURING FISCAL YEAR 2005 AND 2004

During the fiscal years ended January 31, 2005 and 2004, Parente Randolph LLC acted as our independent auditors and aggregate fees billed various audit, audit-related and non-audit services were as follows:

                                                               2004       2005
                                                              -------   --------
Audit Fees(1)                                                 $44,500   $ 84,708
Audit-Related Fees(2)                                              --         --
Tax Fees(3)                                                    18,000     20,000
All Other Fees(4)                                                  --         --
                                                              -------   --------
                                                              $62,500   $104,708
                                                              =======   ========

---------------

(1) Audit fees were for professional services rendered for the audits of our financial statements, quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, or services that are normally provided by Parente Randolph LLC in connection with the statutory and regulatory filings or engagements for the fiscal years ended January 31, 2005 and 2004.

(2) Fees paid in connection with audit-related matters

(3) Tax fees include tax return preparation, tax compliance, tax planning and tax advice.

(4) Parente Randolph LLC did not bill us any additional fees that are not disclosed under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

Our Audit Committee pre-approves the provision of all audit and non-audit services (including tax services) by the independent auditors and also approves all audit and non-audit engagement fees and terms with the independent auditors. During fiscal years ended January 31, 2005 and 2004, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.

DETERMINATION OF INDEPENDENCE

The Corporation's audit committee and the board of directors has determined that the fees received by Parente Randolph LLC for non-audit related professional services are compatible with maintaining Parente Randolph LLC's independence.

                               PERFORMANCE GRAPH
PERFORMANCE GRAPH

                                                   PDG ENVIRONMENTAL,             NASDAQ STOCK
                                                          INC.                      MARKET US                  PEER GROUP
                                                   ------------------             ------------                 ----------
2000                                                     100.00                      100.00                      100.00
2001                                                      48.00                       70.50                      137.56
2002                                                      67.84                       49.34                      117.67
2003                                                      24.32                       33.84                      126.47
2004                                                      88.32                       53.20                       93.29
2005                                                     203.52                       53.38                       82.95

The information contained in this section shall not be deemed to be "solicitation material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

The graph on the next page compares the cumulative total return on our Common Stock from January 31, 2000 through January 31, 2005 to the NASDAQ market index and the pollution control equipment and services group. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 2000 and reinvestment of dividends.

The pollution control equipment and services group is comprised of the following securities: Abatix, Corporation; Airtech International Group; Aqua Care Systems, Inc.; Arcadis NV.; Appliance Recycling Centers of America, Inc.; Holdings Corporation; Bennett Environmental, Inc.; Biofarm, Inc.; Calgon Carbon Corporation; Ceco Environmental, Inc.; Catalytica Energy, Inc.; Clean Harbors, Inc.; Commodore Environmental Services, Inc.; Crown-Andersen, Inc.; Cuno, Inc.; Casella Waste Systems, Inc; Commodore Applied Technology, Inc.; Donaldson Company; Duratek, Inc.; Environmental Elements, Corp.; Ecology & Environmental, Inc. Environmental Energy Services, Inc.; Environmental Safeguards, Inc.; Entrx Corporation,; Flanders Corporation; GreenMan Technology, Inc.; Headwaters Inc.; Hi-Rise Recycling Systems, Inc.; Home Solutions of America, Inc.; Industrial Services of America, Inc.; Infinity, Inc.; Kimmins Corporation; Kronos Advances Technology, Inc.; Rich Coast, Inc.; Landauer, Inc.; Molten Metal, Inc.; MPM Technologies, Inc.; Metal Management, Inc.; Med/Waste, Inc.; North American Technology Group, Inc.; N-Viro International Corporation; PDG Environmental, Inc.; Perma-Fix Environmental Services; Pall Corporation; Peerless Manufacturing, Inc.; Purus, Inc.; Recycling Industries, Inc.; Republic Services, Inc.; Scope Industries; Stericycle, Inc.; Synergy Renewalable Resources, Inc.; Synagro Technologies, Inc.; TRC, Companies; Turbosonic Technology, Inc.; Tetra Technology, Inc.; USA Biomass Corporation; US Plastics Lumber, Inc.; Versar, Inc.; Waste Connections, Inc.; Waste Industries USA, Inc.; Waste Management Inc.; Waste Technology Corporation; Waterlink, Inc.; Windswept Environmental, Inc.; WTC Industries, Inc.; Xerion Ecosolutions, Inc.; Windswept Environmental Systems, Inc.; Waste Technology, Corp.; Xerion EcoSolutions Group, Inc.

Stockholders are cautioned against drawing any conclusions from this data, as past results are not necessarily indicative of future performance.

                                 PROPOSAL TWO:
                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
                          INCENTIVE STOCK OPTION PLAN

On April 4, 2005, the Board of Directors voted to amend the PDG Environmental, Inc. Incentive Stock Option Plan (the "Employee Stock Plan"), subject to approval by the stockholders.

BACKGROUND

The Board of Directors adopted the Employee Stock Plan for the benefit of the Corporation's employees based upon the belief that it promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by employees, thus stimulating their efforts on behalf of the Corporation, strengthening their desire to remain with the Corporation, and to provide a compensation increase to employees while at the same time conserving the Corporation's cash. The Employee Stock Plan, as currently in effect, was adopted by the Corporation in December, 1990 and amended in 2000 to extend the life of the Employee Stock Plan until December 14, 2010.

THE PLAN

The following is a summary of the principal features of the Employee Stock Plan.

Term: The Employee Stock Plan shall remain in effect until December 14, 2010 unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Employee Stock Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Employee Stock Plan is 4,000,000 shares (including 700,000 shares for which authorization from stockholders is sought), subject to adjustments provided for in the Employee Stock Plan in order to prevent dilution or enlargement of rights under the Employee Stock Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares shall be eligible for future awards.

Eligibility: Every employee of the Corporation is eligible to participate in the Employee Stock Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant. On July 25, 2005, the closing price for the Corporation's Common Stock was $1.03.

Terms and Conditions of Options: No option granted under the Employee Stock Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee terminates employment with the Company.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for the purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect to the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, they shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he or she realizes on the disposition and the option price paid.

When shares purchased under the incentive stock option plan are disposed of prior to the expiration of the prescribed holding period, a disqualifying disposition will occur. In such a case, the optionee will recognize the ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option price paid for those shares. This ordinary income will be limited to the amount by which (a) the amount realized or (b) the fair market value at the date of the exercise, whichever is less, exceeds the option price paid for the shares. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the excess amount will be taxed as a long-term capital gain. If the amount realized on the disqualifying disposition is less than the option price paid, the difference will be either a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year and in the same amount, as the ordinary income the optionee resulting from the disqualifying disposition.

VOTE REQUIRED

The amendment to the PDG Environmental, Inc. Employee Stock Plan requires the affirmative vote of the holders of shares representing a majority of the votes present at the Annual Meeting in person or by proxy and entitled to vote. Unless otherwise instructed, the proxies will vote "FOR" this proposal two.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE PDG ENVIRONMENTAL, INC. EMPLOYEE STOCK PLAN

                                PROPOSAL THREE:
                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
                 1990 STOCK OPTION PLAN FOR EMPLOYEE DIRECTORS.

On April 4, 2005, the Board of Directors voted to amend the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors (the "Employee Director Plan"), subject to approval by the stockholders.

BACKGROUND

The Board of Directors adopted the Employee Director Plan for the benefit of the Corporation's employee directors based upon the belief that the Employee Director Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by employee directors thus stimulating their efforts on behalf of the Corporation, strengthening their desire to remain with the Corporation and to provide a compensation increase to directors while at the same time conserving the Corporation's cash. The Employee Director Plan, as currently in effect, was adopted by the Corporation in December, 1990 and amended in 2000 to extend the life of the Employee Director Plan until December 14, 2010.

THE EMPLOYEE DIRECTOR PLAN

The following is a summary of the principal features of the Employee Director Plan.

Term: The Employee Director Plan shall remain in effect until December 14, 2010 unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Employee Director Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 500,000 shares (including 250,000 shares for which authorization from stockholders is sought), subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Employee Director Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares shall be eligible for future awards.

Eligibility: Every employee director of the Corporation is eligible to participate in the Employee Director Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant. On July 25, 2005, the closing price for the Corporation's Common Stock was $1.03.

Terms and Conditions of Options: No option granted under the Employee Director Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee is removed from the Board of Directors of the Corporation by a vote of the stockholders or by a vote of the Board. If the Board membership of the optionee is terminated for any reason, the optionee's options terminate immediately.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for the purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect to the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, they shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

When shares purchased under the incentive stock option plan are disposed of prior to the expiration of the prescribed holding period, a disqualifying disposition will occur. In such a case, the optionee will recognize the ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option price paid for those shares. This ordinary income will be limited to the amount by which (a) the amount realized or (b) the fair market value at the date of the exercise, whichever is less, exceeds the option price paid for the shares. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the excess amount will be taxed as a long-term capital gain. If the amount realized on the disqualifying disposition is less than the option price paid, the difference will be either a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year and in the same amount, as the ordinary income the optionee resulting from the disqualifying disposition.

VOTE REQUIRED

The amendment to the Employee Director Stock Plan requires the affirmative vote of the holders of shares representing a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting. Unless otherwise instructed, the proxies will vote "FOR" this proposal three.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE EMPLOYEE DIRECTOR STOCK PLAN.

                                 PROPOSAL FOUR:
                 PROPOSAL TO AMEND THE PDG ENVIRONMENTAL, INC.
                         CERTIFICATE OF INCORPORATION.

On April 4, 2005, the Board of Directors, by a unanimous vote, adopted a resolution to amend the PDG Environmental, Inc. Certificate of Incorporation (the "Certificate") for the purpose of increasing the number of authorized shares of the Corporation's Common Stock from 30,000,000 to 60,000,000. If approved by stockholders, the Corporation will file an amendment to its Certificate in the form attached to this proxy as Annex B.

The full terms of the Corporation's Common Stock are set forth in the Certificate. The Common Stock is not entitled to any dividends, except when and if declared by the Board of Directors. The holders of Common Stock do not have preemptive rights.

BACKGROUND

Under the terms of the Certificate, the Corporation is authorized to issue 30,000,000 shares of its Common Stock. As of the record date, there were 14,738,274 shares of Common Stock issued and outstanding. Additionally, the Corporation has outstanding shares of convertible preferred stock, options and warrants to acquire Common Stock, and shares of Common Stock reserved for future issuance under its various stock option plans that require an aggregate minimum of at least 17,416,166 shares of Common Stock. The conversion or exercise of these additional securities would require at least 2,154,440 shares of Common Stock in excess of the amount that the Corporation is currently authorized to issue.

Furthermore, on July 6, 2005, the Corporation closed on two separate private placements of securities. In the first private placement, the Corporation issued for an aggregate purchase price of $1,500,000: (a) 1,666,667 shares of the Corporation's Common Stock; (b) warrants to purchase 416,667 shares of Common Stock at an exercise price of $1.11 per share; and, (c) warrants to purchase 416,667 shares of Common Stock at an exercise price of $1.33 per share (the "Common Private Placement"). In the second private placement, the Corporate issued for an aggregate purchase price of $5,500,00: (w) 5,500 shares of the Company's Series C Convertible Preferred Stock; (x) warrants to purchase 1,375,000 shares of the Company's Common Stock at an exercise price of $1.11 per share; (y) warrants to purchase 1,375,000 shares of the Corporation's Common Stock at an exercise price of $1.33 per share; and (z) warrants to purchase (1) up to 1,375 shares of Series C Preferred Stock, (2) warrants to purchase up to 343,750 shares of Common Stock at $1.11 per share and (3) warrants to purchase up to 343,750 shares of Common Stock at $1.33 per share (the "Preferred Private Placement").

The Common Private Placement and the Preferred Private Placement may together result in the issuance of an additional 11,572,915 shares of the Corporation's Common Stock (assuming the full exercise/conversion of all outstanding warrants and convertible preferred stock at the conversion rate currently in effect). Stockholder consent was not required for either the Common Private Placement or the Preferred Private Placement. The Corporation intends to use the funds raised from the Common Private Placement and the Preferred Private Placement for general working capital purposes and possible acquisitions in the future.

Under the Securities Purchase Agreement for the Preferred Private Placement, the Corporation is required to obtain stockholder approval to increase the authorized shares of Common Stock from 30,000,000 to 60,000,000 (to allow for the full potential issuance of Common Stock resulting from the securities issued as part of that transaction, along with a 25% reserve). If the stockholders do not approve the amendment to the Certificate to increase the authorized shares of Common Stock from 30,000,000 to 60,000,000, the holders of convertible preferred stock issued in the Preferred Private Placement shall have the right to require the Corporation to redeem their shares at the price and upon the terms set forth in the Series C Convertible Preferred Stock Certificate of Designations, as filed with the Delaware Secretary of State. Any such redemption may have adverse financial consequences on the Corporation.

As described above, the Corporation has committed to issue a total number of shares of Common Stock greater than which it is currently authorized to issue. Unless the stockholders approve an increase in authorized Common Stock, the Corporation may not be able to meet all of its contractual obligations with respect to the issuance of Common Stock. To provide for the conversion or exercise of securities into shares of Common Stock, the Corporation has decided to seek an increase in the number of authorized shares of the Corporation's Common Stock from 30,000,000 to 60,000,000. The additional authorized shares of Common Stock may also be issued in connection with future acquisitions, financings, strategic alliances, incentive stock awards and other general corporate purposes. However, as of the date of mailing of this proxy statement, the Company has no current plans, proposals or arrangements to issue any shares of Common Stock with the exception of those previously reserved for issuance under the Corporation's outstanding stock options, convertible preferred stock, and warrants.

The increase in the authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The proposed amendment to increase the number of authorized shares of Common Stock could also, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. The Board of Directors shall not require the further consent of the holders of Common Stock for the issuance of the Common Stock after the increase is authorized by stockholders. However, the Board of Directors will be subject to fiduciary requirements under the business judgment rule.

VOTE REQUIRED

The majority of the issued and outstanding shares of the Corporation's Common Stock is required to approve the amendment to the Corporation's Certificate of Incorporation to effect the increase in the number of authorized shares of Common Stock from 30,000,000 and 60,000,000 shares. Unless otherwise instructed, the proxies will vote "FOR" this proposal four.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION.

                                 PROPOSAL FIVE:
                      PROPOSAL TO RATIFY THE SELECTION OF
                     THE CORPORATION'S INDEPENDENT AUDITOR

On July 13, 2005, the Audit Committee selected and engaged Malin, Bergquist & Company, LLP as the Corporation's independent auditor for the fiscal year ending January 31, 2006, and the Board of Directors is asking stockholders to ratify that selection. Malin, Bergquist & Company, LLP is replacing Parente Randolf, LLC who provided notice on June 20, 2005 to the Corporation that it had resigned as independent auditor. Parente Randolf, LLC acted as the Corporation's independent auditor for the fiscal year ended January 31, 2005. Under the Audit Committee Charter, the Audit Committee is to recommend to the Board of Directors the selection of the Company's independent auditors, subject to stockholders ratification. The Board of Directors is now asking stockholders to ratify the selection of Malin, Bergquist & Company, LLP as the Corporation's independent auditor for the fiscal year ending January 31, 2006.

The Corporation does not expect any representatives of Parente Randolf, LLC to be present at the Annual Meeting, although they have been invited to do so. On the other hand, the Corporation expects that representatives of Malin, Bergquist & Company, LLP will be present at the Annual Meeting, and will be available to answer any appropriate questions and have the opportunity to make a statement if they so desire to do so.

Parente Randolph's reports on the financial statements of the Corporation for the fiscal years ended January 31, 2005 and January 31, 2004 did not contain an adverse opinion or disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Corporation's financial statements for the fiscal years ended January 31, 2005 and January 31, 2004 and subsequent unaudited interim period ended April 30, 2005 through the effective date of Parente Randolph's resignation, there were no disagreements between the Corporation and Parente Randolph on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Parente Randolph, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

During the fiscal years ended January 31, 2005 and January 31, 2004 and the subsequent unaudited interim period ending April 30, 2005 through the effective date of Parent Randolph's resignation, there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

During the Corporation's two most recent fiscal years and any subsequent interim period prior to engaging Malin, Bergquist & Company, LLP, neither the Corporation nor anyone acting on its behalf consulted with Malin, Bergquist & Company, LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's financial statements, in each case where written or oral advice was provided that was an important factor considered by the Corporation in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event identified in response to paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item.

VOTE REQUIRED

The majority of the issued and outstanding shares of the Corporation's Common Stock is required to ratify the selection of Malin, Bergquist & Company, LLP as the Corporation's independent auditor for the fiscal year ending January 31, 2006. Unless otherwise instructed, the proxies will vote "FOR" this proposal five.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE CORPORATION'S BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF MALIN, BERGQUIST & COMPANY, LLP AS THE CORPORATION'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JANUARY 31, 2006.

                                 OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

A copy of the Corporation's Annual Report for the fiscal year ended January 31, 2005 is being mailed with this proxy. The Annual Report is not considered proxy solicitation material.

Any person who was a beneficial owner of our shares on the Record Date for the Annual Meeting may obtain a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended January 31, 2005, filed with the SEC without charge (except for exhibits to such Annual Report, which will be furnished upon payment of the Corporation's reasonable expenses in furnishing such exhibits). The request for such materials should identify the person making the request as a stockholder of the Corporation as of the Record Date and should be directed to Corporate Secretary, PDG Environmental, Inc., Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235. In addition, the Corporation's Annual Report on Form 10-K, and other reports the Corporation files with the Securities and Exchange Commission, are available on or through the Corporation's internet address, www.pdge.com.

                             FINANCIAL INFORMATION

The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 2005:

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock has traded on the OTC Bulletin Board since September 1996. Prior to that, it was listed for trading on NASDAQ Small Cap (Symbol: PDGE) and the information presented for the following periods reflects the high and low bid information as reported by the OTC Bulletin Board. The prices below may not represent actual transactions. These quotations reflect inter-dealer prices, without retail markup, markdown or commissions.

                                                              MARKET PRICE RANGE
                                                       --------------------------------
                                                        FISCAL 2004       FISCAL 2005
                                                       --------------    --------------
                                                       HIGH      LOW     HIGH      LOW
                                                       -----    -----    -----    -----
First Quarter                                          $0.29    $0.14    $1.21    $0.70
Second Quarter                                          0.50     0.25     1.25     0.64
Third Quarter                                           0.56     0.33     0.93     0.51
Fourth Quarter                                          0.69     0.30     1.59     0.75

At March 15, 2005, we had 2,021 stockholders of record.

We have not historically declared or paid dividends with respect to our common stock and have no intention to pay dividends in the foreseeable future. Our ability to pay dividends is prohibited due to limitations imposed by our banking agreement, which requires the prior consent of the bank before dividends are declared.

ITEM 6.  SELECTED FINANCIAL DATA

The following consolidated selected financial data should be read in conjunction with the consolidated financial statements and related notes, and "Management Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the fiscal years ended January 31, 2005 and 2004 and the consolidated balance sheet data as of January 31, 2005 and 2004 have been derived from the consolidated financial statements that have been audited by Parente Randolph LLC, independent auditors, included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the year ended January 31, 2003 have been derived from the consolidated financial statements that have been audited by Stokes & Hinds, LLC, independent auditors (who merged with Parente Randolph LLC as of June 1, 2003), included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the years ended January 31, 2002 and 2001 and the consolidated balance sheet data as of January 31, 2003, 2002 and 2001 have been derived from audited consolidated financial statements not included in this annual report on Form 10-K. The historical results presented below are not necessarily indicative of future results.

                                                       FOR THE YEARS ENDED JANUARY 31,
                                             ---------------------------------------------------
                                              2005       2004       2003       2002       2001
                                             -------    -------    -------    -------    -------
                                                      (THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Contract revenues                            $60,362    $35,962    $40,621    $42,587    $34,584
Gross margin                                   9,762      6,628      5,567      4,258      4,983
Income (loss) from continuing operations       2,850      1,016        486     (1,191)       436
Other income (expense)                          (281)      (310)      (192)      (380)      (222)
Net income (loss)                              2,186        644        278     (1,601)       173
COMMON SHARE DATA
Net income (loss) per common share:
  Basic                                         0.20       0.07       0.03      (0.17)      0.02
  Diluted                                       0.19       0.07       0.03      (0.17)      0.02
Weighted average common shares outstanding    10,911      9,373      9,372      9,211      8,731
BALANCE SHEET DATA
Working capital                              $11,195    $ 8,233    $ 7,062    $ 6,491    $ 5,884
Total assets                                  23,942     17,154     15,535     19,788     13,409
Long-term obligations                          5,013      5,306      4,922      5,582      3,152
Total stockholders' equity                     9,128      4,909      4,244      3,944      5,334

The year ended January 31, 2003 included a $0.3 million of gain from the sale of the St. Louis operation and other fixed assets and a $0.15 million provision for impairment in value of goodwill.

The year ended January 31, 2001 included a $0.2 million charge to write off deferred acquisition and financing costs.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, our audited financial statements and notes thereto, and other financial information included elsewhere in this Annual Report on Form 10-K.

Certain statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this report are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expect", "anticipate", "intend", "plan", "believe", "estimate", "potential", or "continue", the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those described above under "Risk Factors".

OVERVIEW

Through our operating subsidiaries, we provide environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, disaster response, loss mitigation and reconstruction, demolition and related services.

The following paragraphs are intended to highlight key operating trends and developments in our operations and to identify other factors affecting our consolidated results of operations for the three years ended January 31, 2005.

Contract revenues are recognized on the percentage of completion method measured by the relationship of total costs incurred to total estimated contract costs (cost-to-cost method). The majority of the Company's contracts are fixed price contracts, therefore, any change in estimated costs to complete a contract will have a direct impact upon the revenues and related gross margin recognized on that particular contract.

Contract costs represent the cost of our laborers working on our contracts and related benefit costs, materials expended during the course of the contract, periodic billings from subcontractors that worked on our contracts, costs incurred for project supervision by our personnel and depreciation of machinery and equipment utilized on our contracts.

Selling, general and administrative expenses consist of the personnel at our executive offices and the costs related to operating that office and the Company as a whole including marketing, legal, accounting and other corporate expenses, the costs of management and administration at our ten branch offices, office rental, depreciation and amortization of corporate and non-operational assets and other costs related to the operation of our branch offices.

Interest expense consists primarily of interest charges on our line of credit but also includes the interest expense of term debt with our lending institution.

Other income (expense) components are as described in our statement of operation.

The income tax provision is the amount accrued and payable to the federal government and the various state taxing authorities. Until fiscal 2005 no amounts have been due to the federal government as we had a net operating loss carryforward, which had been sufficient to offset taxable income in recent years.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements requires the use of judgments and estimates. Our critical accounting policies are described below to provide a better understanding of how we develop our judgments about future events and related estimations and how they can impact our financial statements. A critical accounting estimate is one that requires our most difficult, subjective or complex estimates and assessments and is fundamental to our results of operations. We identified our most critical accounting estimates to be:

     - Revenue Recognition

     - Billing Realization/Contracts Receivable Collectability

     - Recoverability of Goodwill

     - Deferred Tax Asset Valuation Account

We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We believe the following are the critical accounting policies used in the preparation of our consolidated financial statements, as well as the significant estimates and judgments affecting the application of these policies. This discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this report. We have discussed the development and selection of these critical accounting policies and estimates with the Audit Committee of our Board of Directors, and the Audit Committee has reviewed the disclosure presented below.

REVENUE RECOGNITION

Revenue is recognized using the percentage-of-completion method. A significant portion of our work is performed on a fixed price basis. The balance of our work is performed on variations of cost reimbursable and unit price approaches. Contract revenue is accrued based upon the percentage that actual costs to date bear to total estimated costs. We utilize the cost-to-cost method as we believe this method is less subjective than relying on assessments of physical progress. We follow the guidance of the Statement of Position 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts," for accounting policy relating to our use of the percentage-of-completion method, estimating costs, revenue recognition and unapproved change order/claim recognition. The use of estimated costs to complete each contract, the most widely recognized method used for percentage-of-completion accounting, is a significant variable in the process of determining income earned and is a significant factor in the accounting for contracts. The cumulative impact of revisions to total cost estimates during the progress of work is reflected in the period in which these changes become known. Due to the various estimates inherent in our contract accounting, actual results could differ from these estimates.

Contract revenue reflects the original contract price adjusted for approved change orders and estimated minimum recoveries of unapproved change orders and claims. We recognize unapproved change orders and claims to the extent that related costs have been incurred when it is probable that they will result in additional contract revenue and their value can be reliably estimated. Losses expected to be incurred on contracts in progress are charged to earnings in the period such losses are known.

BILLING REALIZATION/CONTRACTS RECEIVABLE COLLECTABILITY

We perform services for a wide variety of customers including governmental entities, institutions, property owners, general contractors and specialty contractors. Our ability to render billings on in-process jobs is governed by the requirements of the contract and, in many cases, is tied to progress towards completion or the aforementioned specified mileposts. Realization of contract billings is in some cases guaranteed by a payment bond provided by the surety of our customer. In all other cases we are an unsecured creditor of its customers, except that we may perfect its rights to payment by filing a mechanics lien, subject to the requirements of the particular jurisdiction. Payments may be delayed or disputed by a customer due to contract performance issues and/or disputes with the customer. Ultimately, we have recourse to the judicial system to secure payment. All of the aforementioned matters may result in significant delays in the receipt of payment from the customer. As discussed in the previous section, "revenue recognition", there can be no assurances that future events will not result in significant changes to the financial statements to reflect changing events.

We extend credit to customers and other parties in the normal course of business after a review of the potential customer's creditworthiness. Additionally, management reviews the commercial terms of significant contracts before entering into a contractual arrangement. We regularly review outstanding receivables and provide for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, management makes an evaluation of required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required.

RECOVERABILITY OF GOODWILL

Effective February 1, 2002, we adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which states that goodwill and indefinite-lived intangible assets are no longer to be amortized but are to be reviewed annually for impairment. The goodwill impairment analysis required under SFAS No. 142 requires us to allocate goodwill to our reporting units, compare the fair value of each reporting unit with our carrying amount, including goodwill, and then, if necessary, record a goodwill impairment charge in an amount equal to the excess, if any, of the carrying amount of a reporting unit's goodwill over the implied fair value of that goodwill. The primary method we employ to estimate these fair values is the discounted cash flow method. This methodology is based, to a large extent, on assumptions about future events, which may or may not occur as anticipated, and such deviations could have a significant impact on the estimated values calculated. These assumptions include, but are not limited to, estimates of future growth rates, discount rates and terminal values of reporting units. See further discussion in Note 14 to our Consolidated Financial Statements.

At January 31, 2005 goodwill on our balance sheet totaled $1,338,000. The goodwill is primarily attributable to the acquisition of the former Tri-State Restorations, Inc. operation in June 2001 that now operates as our Los Angeles office. The remaining goodwill relates to two smaller acquisitions. The payment of the initial purchase price for the Tri-State Restorations acquisition initially generated a moderate amount of goodwill but the majority was created by the subsequent payment of contingent purchase price under the asset purchase agreement which provided for a four year earn-out for the former owners based upon the net profits of the Los Angeles office.

We have concluded that the recorded value of goodwill has not been impaired as a result of an evaluation as of January 31, 2005.

DEFERRED TAX ASSET VALUATION ALLOWANCE

We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Due to our history of varied earnings and losses, we have recorded a full valuation allowance against our net deferred tax assets as of January 31, 2005. We currently provide for income taxes only to the extent that we expect to pay cash taxes on current income. Should we be profitable in the future at levels which cause us to conclude that it is more likely than not that we will realize all or a portion of the deferred tax assets, we will record the estimated net realizable value of the deferred tax assets at that time and would then provide for income taxes at our combined federal and state rates.

ACCOUNTING POLICY CHANGES

In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment" ("SFAS 123R"), a revision to SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and superseding APB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. Should we issue employee stock options after January 31, 2006, a charge against earnings would be required as provided by SFAS 123R. The magnitude of the charge would depend upon the number of employee stock options issues, the exercise price of the stock options and the volatility of the share price of our common stock on the date the employee stock options are issued. To date, we have not reached a conclusion as to how we will modify our employee bonus and incentive plans.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 2005 COMPARED TO YEAR ENDED JANUARY 31, 2004

During the year ended January 31, 2005, (fiscal 2005) our consolidated revenues increased 68% to $60.4 million as compared to $36.0 million for the previous fiscal year ended January 31, 2004 (fiscal 2004). The increase was due to a significant increase in contract activity at our Los Angeles, Pittsburgh, Tampa and Ft. Lauderdale offices and in part to increased revenues from mold remediation. The increase at the Tampa and Ft. Lauderdale offices and in part at the Pittsburgh office was partially due to the increased demand for services as a result of the four hurricanes, which hit the southeastern United States in August and September of 2004.

Our reported gross margin increased to $9.7 million in fiscal 2005 compared to $6.6 million in fiscal 2004. The increase in gross margin is due to a higher volume of work offset in part by negative contract adjustments of $1.4 million, primarily on contracts commencing and completed in fiscal 2005, due to cost overruns and unexpected conditions. The majority of the adjustments were at our New York, Pittsburgh, Seattle and Los Angeles offices.

Selling, general and administrative expenses increased in fiscal 2005 to $6.9 million compared to $5.6 million in fiscal 2004. This increase was due in part to the significantly higher level of operating activity, including employee bonuses as many of our operating locations met their earnings targets, the addition of the Kleen-All and PT&L operations acquired in the first quarter of the current fiscal year and additional headcount.

As a result of the factors discussed above, we reported income from operations in fiscal 2005 of $2.85 million compared to an income from operations of $1.0 million in fiscal 2004.

Interest expense increased to $0.39 million in fiscal 2005 compared to $0.35 million in fiscal 2004 due to an increase in the prime rate of interest, to which a majority of our borrowings are tied, and increased borrowings throughout the current year on the line of credit to finance the significantly higher level of operations.

The current fiscal year's other income included a $0.11 million gain from the sale of fixed assets as the Company sold equipment that was currently not being utilized.

Other income in fiscal 2005 totaled approximately $17,000 versus $49,000 in fiscal 2004.

During fiscal 2005 the remaining federal net operating loss carryforwards were fully utilized, therefore, a federal tax provision of $178,000 was provided for that income that could not be offset by the net operating loss carryforward. In fiscal 2004 as a result of utilizing net operating loss carryforwards for book purposes, no federal income taxes were provided. State income tax provisions of $205,000 and $62,000 were made in fiscal 2005 and 2004, respectively.

YEAR ENDED JANUARY 31, 2004 COMPARED TO YEAR ENDED JANUARY 31, 2003

During the year ended January 31, 2004, (fiscal 2004) our consolidated revenues decreased to $36.0 million as compared to $40.6 million for the previous fiscal year ended January 31, 2003 (fiscal 2003). The decrease was due in part to revenue decreases from the exclusion of the St. Louis operations for the entire 2004 fiscal year (the St. Louis operation was sold in July 2002) and the refocusing of the southeast Texas operations in mid fiscal 2003. Those two operations had revenues of $5.5 million in fiscal 2003.

Our reported gross margin increased to $6.6 million in fiscal 2004 compared to $5.6 million in fiscal 2003. The increase in gross margin is due to higher gross margin percentage realized on contracts in the current fiscal year.

Selling, general and administrative expenses increased slightly in fiscal 2004 to $5.6 million compared to $5.1 million in fiscal 2003. This increase was primarily due costs associated with increased employee bonuses due to increased profitability and an increased funding of mold infrastructure and marketing costs in the current fiscal year.

As a result of the factors discussed above, we reported income from operations in fiscal 2004 of $1.0 million compared to an income from operations of $0.5 million in fiscal 2003.

Interest expense decreased to $0.35 million in fiscal 2004 compared to $0.38 million in fiscal 2003 due to lower interest rates in fiscal 2004 that offset a higher level of borrowings to support operations.

Fiscal year 2003 other income includes a $0.32 million gain from the sale of the St. Louis operation and the sale of certain fixed assets and inventory of the southeast Texas operations and a goodwill impairment charge of $149,000 made to reflect the termination of operations at the St. Louis and Chicago locations which were sold/closed, respectively, during fiscal 2003. The St. Louis and Chicago operations were acquired in fiscal 1999.

Other income in fiscal 2004 totaled approximately $49,000 versus $54,000 in fiscal 2003.

As a result of net operating loss carryforwards for book purposes, there was no federal income tax provision in fiscal 2004 and 2003. State income tax provisions of $62,000 and $16,000 were made in fiscal 2004 and 2003, respectively.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 2005

During fiscal 2005, we experienced an increase in cash and cash equivalents of $0.3 million as cash and cash equivalents increased from $0.04 million at January 31, 2004 to $0.33 million at January 31, 2005. The increase in cash and cash equivalents in fiscal 2005 was attributable to cash inflows of $0.07 million from operating activities and of $1.4 million from financing activities partially offset by cash utilized by investing activities of $1.2 million.

Cash inflows from operating activities were generated by net income of $2.2 million, depreciation and amortization of $0.7 million, a $0.2 provision for uncollectible accounts, a $0.37 million increase in accounts payable, a $0.77 million increase in billings in excess of costs and estimated earnings on uncompleted contracts, a $0.3 million in current income taxes payable and a $1.3 million increase in accrued liabilities related to the timing of the payments. The cash inflows were partially offset by cash utilizations including a $4.1 million increase in accounts receivable, due to a significantly higher volume of customer billings in the current fiscal year, a $1.6 million increase in costs and estimated earnings in excess of billings on uncompleted contracts and a $0.05 million increase in inventories.

Cash inflows from financing activities of $1.4 million during fiscal 2005 consisted of $0.45 million from the private placement of the Company's common stock (which was net of $0.05 million of costs associated with registering our common stock related to the private placement), $1.2 million from the exercise of warrants issued in connection with the aforementioned private placement and $0.33 million from the exercise of employee stock options. These cash inflows were partially offset by $0.57 million for the repayment of debt.

Investing activities cash outflows included $0.90 million for the purchase of property, plant and equipment, a $0.015 million additional investment in the IAQ venture and $0.34 million of payments related to the acquisition of businesses completed both in a current and a prior fiscal year. These cash outflows were partially offset by $0.13 million of proceeds from the sale of fixed assets.

FISCAL 2004

During fiscal 2004, we experienced an increase in liquidity of $0.027 million as cash and short-term investments increased from $0.009 million at January 31, 2003 to $0.036 million at January 31, 2004. The increase in liquidity in fiscal 2004 was attributable to cash inflows of $0.48 million from operating activities and of $0.32 million from financing activities partially offset by cash utilized by investing activities of $0.77 million.

Cash inflows from operating activities were generated by net income of $0.64 million, depreciation and amortization of $1.03 million, a $0.09 million decrease in costs and estimated earnings in excess of billings on uncompleted contracts, a $0.32 million increase in accounts payable and a $0.38 million increase in billings in excess of costs and estimated earnings on uncompleted contracts. The cash inflows were partially offset by cash utilizations including a $1.82 million increase in accounts receivable, due to a significantly higher volume of customer billings in January 2004, a $0.04 million increase in inventories and a $0.2 million decrease in accrued liabilities related to the timing of the payments.

Cash inflows from financing activities of $0.32 million during fiscal 2004 included an increase in borrowings on the line of credit by $0.75 million to $4.7 million at January 31, 2004 from $3.95 million at January 31, 2003 which was partially offset by of $0.43 million of repayments on debt.

Our investing activities utilized cash flow of $0.77 million, which included $0.52 million for the purchase of property, plant and equipment and $0.26 million of payments related to acquisitions completed both in a current and a prior fiscal year.

CONTRACTUAL OBLIGATIONS

Our contractual obligations at January 31, 2005 are summarized as follows:

                                                            PAYMENT DUE BY PERIOD
                                               -----------------------------------------------
                                                        LESS THAN    1-3      3-5    MORE THAN
                                               TOTAL     1 YEAR     YEARS    YEARS    5 YEARS
                                               ------   ---------   ------   -----   ---------
                                                                 (THOUSANDS)
Long-Term Debt Obligations                     $5,205     $192      $4,733    $46      $234
Capital Lease Obligations                          --       --          --     --        --
Operating Lease Obligations                     1,092      526         527     39        --
Purchase Obligations                               --       --          --     --        --
Other Long-Term Liabilities Reflected On
  Registrant's Balance Sheet Under GAAP            --       --          --     --        --
                                               ------     ----      ------    ---      ----
Total                                          $6,297     $718      $5,260    $85      $234
                                               ======     ====      ======    ===      ====

The 1-3 year payment due column includes $4.7 million for the line of credit which is due June 6, 2006. The line of credit is at an interest rate of prime plus 1%. Our Chief Executive Officer has provided a limited personal guarantee. We rely significantly upon our access to credit facilities in order to operate our business. We expect to be able to maintain our existing line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. An inability to maintain an adequate line of credit could result in limitations on our ability to bid for new or renew existing contracts, which could have a material adverse effect on our financial condition and results of operations. It has been the practice of our lending institution to annually extend the maturity date of the line of credit. While we are confident that this will remain the case, there can be no assurance that the lending institution will continue to extend the maturity date of the line of credit annually. In October 2004 and December 2004 our lender approved a temporary $1,000,000 and $500,000, respectively, increase in our line of credit to $8.0 million until June 30, 2005. The increase in the line of credit was required to fund the increase in revenues generated by the hurricane recovery work beginning in the third quarter of fiscal 2005.

Under our credit facility, we are also required to maintain specified financial ratios and satisfy certain financial tests. At January 31, 2005 we were in compliance with all the covenants of our debt agreement.

In March 2004, we raised $0.5 million from a private placement of our Common Stock to fund general business purposes and our acquisition strategy. In connection with the private placement, we also issued warrants exercisable for an additional 3.5 million shares. The full exercise of these warrants would result in proceeds to us of $4.4 million. During fiscal 2005, warrants for the issuance of 1,500,000 shares of our common stock were exercised resulting in proceeds of $1,200,000 to us.

In connection with these transactions, the Investor entered into a Registration Rights Agreement with us. Under this agreement, we are required to file within ninety (90) days of closing a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering the resale of the Shares and the Warrant Shares. Our registration statement was declared effective by the U.S. Securities and Exchange Commission on June 30, 2004. We are required to keep the registration statement effective until the earlier of two years from the Closing Date and such time as the remaining Shares and Warrant Shares may be sold under Rule 144 in any three month period, subject to permitted Black-Out Periods (as defined in the Registration Rights Agreement). In the event that the Investor is not permitted to sell its Shares pursuant to the registration statement is not effective for any period exceeding a permitted Black-Out Period being exceeded or otherwise, then we will be obligated to pay the Investor liquidated damages equal to 18% of the Investor's purchase price per annum.

Based upon the current operating plan, we expect that our existing cash balances and cash flows from operations will be sufficient to finance our working capital and capital expenditure requirements through Fiscal 2006. However, if events occur or circumstances change such that we fail to meet our operating plan as expected, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity or debt financing or from other sources. If additional financing is needed, we can not be assured that such financing will be available on commercially reasonable terms or at all.

We have signed a non-binding letter of intent to acquire substantially all of the operating assets of a southwestern-based emergency response/disaster restoration company. The acquisition is contingent upon a number of conditions, including but not limited to, completion of due diligence, Board of Director's approval, financing and entering into a definitive asset purchase agreement. We intend to finance this acquisition through a combination of equity and debt financing, a portion of each which will be received/held by the seller. We cannot be assured that such financing will be available on commercially reasonable terms or at all.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The only market risk, as defined, that we are exposed to is interest rate sensitivity. The interest rate on the equipment note and revolving line of credit fluctuate based upon changes in the prime rate. Each 1% change in the prime rate will result in a $52,000 change in borrowing costs based upon the balance outstanding at January 31, 2005. The Corporation does not use derivative financial instruments to manage interest rate risk.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable

ITEM 9A.  CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of our disclosure controls and procedures. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report have been designed and are functioning effectively to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Additionally, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are also effective to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our chief financial officer and chief executive officer, to allow timely decisions regarding required disclosures.

Our Chief Executive Officer and Chief Financial Officer considered the material weaknesses that were identified by our external auditors as related to the changes in the rules associated with the advent of the Public Company Accounting Oversight Board ("PCAOB"), specifically, our past practices related to controls over period ending reporting processes, controls over the documentation and selection of accounting principles and controls over non-routine and non-systematic transactions are now considered to contain material weaknesses as a result of the new rules adopted by the PCAOB. Our Chief Executive Officer and Chief Financial Officer concluded that the material weaknesses cited did not compromise the financial reporting process. Our management is taking actions to identify and remediate control deficiencies as part of its Sarbanes-Oxley 404 internal controls over financial reporting readiness project. This process only recently commenced. Our analysis is continuing and we plan to complete the project before the end of the initial assessment reporting period ending January 31, 2007.

Our management, including the Chief Executive Officer and the Chief Financial Officer, does not expect that our disclosure controls or our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls systems are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

No change in our internal control over financial reporting occurred during our most recent fiscal quarter that has materially affected or is reasonable likely to materially affect, our internal control over financial reporting, except as noted in the first paragraph of this Item 9A -- Controls and Procedures.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of PDG Environmental, Inc.

We have audited the accompanying balance sheets of PDG Environmental, Inc. and subsidiaries (the "Corporation") as of January 31, 2005 and 2004, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two-year period ended January 31, 2005. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended January 31, 2003 were audited by Stokes & Hinds, LLC, who merged with Parente Randolph, LLC as of June 1, 2003, and whose report dated April 7, 2003 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. and subsidiaries as of January 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania
April 15, 2005

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PDG Environmental, Inc.

We have audited the accompanying consolidated balance sheets of PDG Environmental, Inc. (the "Corporation") as of January 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended January 31, 2003. Our audits also included the financial statement schedule listed in the index at
Item 14(a). These financial statements and schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. at January 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Stokes & Hinds, LLC

Pittsburgh, Pennsylvania
March 28, 2003

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2005           2004
                                                              -----------    -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                   $   333,000    $    36,000
  Contracts receivable, net of $212,000 allowance in fiscal
     2005 and net of $150,000 allowance in fiscal 2004         14,907,000     11,050,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                      4,940,000      3,327,000
  Inventories                                                     590,000        512,000
  Other current assets                                            226,000        247,000
                                                              -----------    -----------
TOTAL CURRENT ASSETS                                           20,996,000     15,172,000
PROPERTY, PLANT AND EQUIPMENT
  Land                                                             42,000         42,000
  Leasehold improvements                                          203,000        203,000
  Furniture and fixtures                                          180,000        177,000
  Vehicles                                                        734,000        749,000
  Equipment                                                     7,036,000      6,263,000
  Buildings                                                       370,000        370,000
                                                              -----------    -----------
                                                                8,565,000      7,804,000
Less: accumulated depreciation                                  7,227,000      6,881,000
                                                              -----------    -----------
                                                                1,338,000        923,000
COVENANTS NOT TO COMPETE, Net of Accumulated Amortization of
  $314,000 and $218,000 in 2005 and 2004, Respectively             16,000        112,000
GOODWILL                                                        1,338,000        714,000
OTHER ASSETS                                                      254,000        233,000
                                                              -----------    -----------
TOTAL ASSETS                                                  $23,942,000    $17,154,000
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2005           2004
                                                              -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                            $ 4,145,000    $ 3,780,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                      2,222,000      1,449,000
  Accrued liabilities                                           2,937,000      1,298,000
  Current income tax liabilities                                  305,000         11,000
  Current portion of long-term debt                               192,000        401,000
                                                              -----------    -----------
TOTAL CURRENT LIABILITIES                                       9,801,000      6,939,000
LONG-TERM DEBT                                                  5,013,000      5,306,000
                                                              -----------    -----------
TOTAL LIABILITIES                                              14,814,000     12,245,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Cumulative convertible Series A preferred stock, $0.01 par value, 4,999,900 shares authorized and -0- and 6,000
     issued and outstanding shares at January 31, 2005 and
     2004, respectively                                                --         14,000
  Common stock, $0.02 par value, 30,000,000 shares
     authorized and 12,980,840 and 9,423,840 shares issued
     and outstanding at January 31, 2005 and 2004,
     respectively                                                 260,000        189,000
  Common stock warrants                                           153,000             --
  Paid-in capital                                               9,940,000      8,111,000
  Deferred compensation                                                --         (6,000)
  (Deficit) retained earnings                                  (1,187,000)    (3,361,000)
  Less treasury stock, at cost, 46,510 shares at January 31,
     2005 and 2004                                                (38,000)       (38,000)
                                                              -----------    -----------
TOTAL STOCKHOLDERS' EQUITY                                      9,128,000      4,909,000
                                                              -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $23,942,000    $17,154,000
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

PDG ENVIRONMENTAL, INC.

                                                                   FOR THE YEARS ENDED JANUARY 31,
                                                              -----------------------------------------
                                                                 2005           2004           2003
                                                              -----------    -----------    -----------
CONTRACT REVENUES                                             $60,362,000    $35,962,000    $40,621,000
CONTRACT COSTS                                                 50,600,000     29,334,000     35,054,000
                                                              -----------    -----------    -----------
GROSS MARGIN                                                    9,762,000      6,628,000      5,567,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    6,912,000      5,612,000      5,081,000
                                                              -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS                               2,850,000      1,016,000        486,000
OTHER INCOME (EXPENSE):
  Interest expense                                               (393,000)      (352,000)      (375,000)
  Gain on sale of fixed assets                                    110,000             --        321,000
  Provision for impairment in value of goodwill                        --             --       (149,000)
  Equity in losses of equity investment                           (15,000)        (7,000)       (43,000)
  Interest and other income                                        17,000         49,000         54,000
                                                              -----------    -----------    -----------
                                                                 (281,000)      (310,000)      (192,000)
                                                              -----------    -----------    -----------
INCOME BEFORE INCOME TAXES                                      2,569,000        706,000        294,000
INCOME TAX PROVISION                                             (383,000)       (62,000)       (16,000)
                                                              -----------    -----------    -----------
NET INCOME                                                    $ 2,186,000    $   644,000    $   278,000
                                                              ===========    ===========    ===========
EARNINGS PER COMMON SHARE -- BASIC:                           $      0.20    $      0.07    $      0.03
                                                              ===========    ===========    ===========
EARNINGS PER COMMON SHARE -- DILUTIVE:                        $      0.19    $      0.07    $      0.03
                                                              ===========    ===========    ===========
AVERAGE COMMON SHARES OUTSTANDING                              10,911,000      9,373,000      9,372,000
AVERAGE DILUTIVE COMMON STOCK EQUIVALENTS OUTSTANDING             871,000        195,000        274,000
                                                              -----------    -----------    -----------
AVERAGE COMMON SHARES AND DILUTIVE COMMON STOCK EQUIVALENTS
  OUTSTANDING                                                  11,782,000      9,568,000      9,646,000
                                                              ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG ENVIRONMENTAL, INC.
FOR THE THREE YEARS ENDED JANUARY 31, 2005

                            PREFERRED               COMMON                                             (DEFICIT)        TOTAL
                              STOCK      COMMON      STOCK      PAID-IN       DEFERRED     TREASURY    RETAINED     STOCKHOLDERS'
                            SERIES A     STOCK      WARRANT     CAPITAL     COMPENSATION    STOCK      EARNINGS        EQUITY
                            ---------   --------   ---------   ----------   ------------   --------   -----------   -------------
BALANCE AT JANUARY 31,
  2002                      $ 14,000    $189,000   $      --   $8,108,000     $(46,000)    $(38,000)  $(4,283,000)   $3,944,000
Issuance of 5,000 shares
  under Employee Incentive
  Stock Option Plan                                       --        2,000                                                 2,000
Amortization of stock
  based compensation                                                            20,000                                   20,000
Net Income                                                                                                278,000
                            --------    --------   ---------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31,
  2003                        14,000    189,000           --    8,110,000      (26,000)     (38,000)   (4,005,000)    4,244,000
Issuance of 5,000 shares
  under Employee Incentive
  Stock Option Plan                                       --        1,000                                                 1,000
Amortization of stock
  based compensation                                                            20,000                                   20,000
Net Income                                                                                                644,000
                            --------    --------   ---------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31,
  2004                        14,000    189,000           --    8,111,000       (6,000)     (38,000)   (3,361,000)    4,909,000
Private placement of
  1,250,000 shares of
  Common Stock, net of
  $51,000 of issuance
  costs                                  25,000      287,000      137,000                                               449,000
Redemption of preferred
  stock                      (14,000)     1,000                    13,000                                 (12,000)      (12,000)
Issuance of 62,500 shares
  in connection with an
  acquisition                             1,000                    58,000                                                59,000
Issuance of 670,500 shares
  under Employee Incentive
  Stock Option Plan                      13,000                   293,000                                               306,000
Issuance of 50,000 shares
  under Non-Employee
  Director Stock Option
  Plan                                    1,000                    24,000                                                25,000
Issuance of 1,500,000
  shares from exercise of
  Stock warrants                         30,000     (134,000)   1,304,000                                             1,200,000
Amortization of stock
  based compensation                                                             6,000                                    6,000
Net Income                                                                                              2,186,000     2,186,000
                            --------    --------   ---------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31,
  2005                      $     --    $260,000   $ 153,000   $9,940,000     $     --     $(38,000)  $(1,187,000)   $9,128,000
                            ========    ========   =========   ==========     ========     ========   ===========    ==========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG ENVIRONMENTAL, INC.

                                                                   FOR THE YEARS ENDED JANUARY 31,
                                                              -----------------------------------------
                                                                 2005           2004           2003
                                                              -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $ 2,186,000    $   644,000    $   278,000
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Depreciation                                                    537,000        822,000        851,000
  Amortization                                                    164,000        205,000        194,000
  Contingent acquisition consideration                                 --             --       (219,000)
  Stock based compensation                                          6,000         20,000         20,000
  Gain on sale of fixed assets                                   (110,000)            --       (321,000)
  Provision for impairment in value of goodwill                        --             --        149,000
  Provision for uncollectible accounts                            200,000             --         20,000
  Equity in losses of equity investment                            15,000          7,000         43,000
                                                              -----------    -----------    -----------
                                                                  812,000      1,054,000        737,000
CHANGES IN CURRENT ASSETS AND LIABILITIES:
  Accounts receivable                                          (4,057,000)    (1,820,000)     3,473,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                     (1,613,000)        85,000       (595,000)
  Inventories                                                     (48,000)       (28,000)       (50,000)
  Other current assets                                             21,000         36,000         (9,000)
  Accounts payable                                                365,000        317,000     (2,723,000)
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                        773,000        379,000        (94,000)
  Current income taxes                                            294,000             --             --
  Accrued liabilities                                           1,334,000       (190,000)      (760,000)
                                                              -----------    -----------    -----------
TOTAL CHANGES                                                  (2,931,000)    (1,221,000)      (758,000)
                                                              -----------    -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          67,000        477,000        257,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                      (897,000)      (523,000)      (322,000)
  Acquisition of businesses                                      (341,000)      (258,000)       (24,000)
  Investment in joint venture                                     (15,000)            --        (30,000)
  Proceeds from sale of fixed assets                              131,000         35,000        490,000
  Changes in other assets                                         (44,000)       (23,000)         7,000
                                                              -----------    -----------    -----------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES               (1,166,000)      (769,000)       121,000
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on preferred stock                               (12,000)            --             --
  Proceeds from private placement of common stock                 449,000             --             --
  Proceeds from debt                                                   --        750,000             --
  Proceeds from exercise of stock options and warrants          1,531,000          1,000          2,000
  Principal payments on debt                                     (572,000)      (432,000)      (744,000)
                                                              -----------    -----------    -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                1,396,000        319,000       (742,000)
                                                              -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents              297,000         27,000       (364,000)
Cash and cash equivalents, beginning of year                       36,000          9,000        373,000
                                                              -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                        $   333,000    $    36,000    $     9,000
                                                              ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG ENVIRONMENTAL, INC.

FOR THE THREE YEARS ENDED JANUARY 31, 2005

NOTE 1 -- NATURE OF BUSINESS

PDG Environmental, Inc. (the "Corporation") is a holding company which, through its wholly-owned operating subsidiaries, provides environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, disaster response, loss mitigation and reconstruction, demolition and related services. In the first quarter of fiscal 2003, the Corporation formed IAQ Training Institute ("IAQTI") a 50/50 joint venture to provide training in mold awareness and remediation.

The Corporation provides these services to a diversified customer base located throughout the United States. The Corporation's is conducted in a single business segment -- Environmental Services. Services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or more years to complete.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses as well as the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation. Investments of 20% to 50% of the outstanding common stock of investees are accounted for using the equity method.

REVENUES AND COST RECOGNITION:

Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues from time and materials contracts are recognized as services are performed.

Contract costs include direct labor, material and subcontractor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

The asset "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.

CONTRACTS RECEIVABLES AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

Contract receivables are recorded when invoices are issued and are presented in the balance sheet net of the allowance for uncollectible accounts. Contract receivables are written off when they are determined to be uncollectible. The allowance for uncollectible accounts is estimated based on the Corporation's historic losses, the existing economic conditions in the construction industry and the financial stability of its customers

INVENTORIES:

Inventories consisting of materials and supplies used in the completion of contracts are stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements. The estimated useful lives of the related assets are generally three to thirty years.

GOODWILL

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Prior to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in February 2003, goodwill was amortized over the estimated period of benefit on a straight-line basis and was reviewed for impairment under the policy for other long-lived assets. Since adoption of Statement No. 142 in February 2003 amortization of goodwill was discontinued and goodwill is reviewed at least annually for impairment. Unless circumstances otherwise dictate, annual impairment testing is performed in the fourth quarter

INCOME TAXES:

The Corporation provides for income taxes under the liability method as required by SFAS No. 109.

Deferred income taxes result from timing differences arising between financial and income tax reporting due to the deductibility of certain expenses in different periods for financial reporting and income tax purposes. A valuation allowance is provided against net deferred tax assets unless, in managements' judgment, it is more likely than not that such deferred tax asset will be realized.

The Corporation files a consolidated Federal Income tax return. Accordingly, federal income taxes are provided on the taxable income, if any, of the consolidated group. State income taxes are provided on a separate company basis, if and when, taxable income, after utilizing available carryforward losses, exceeds certain levels.

COMPENSATION PLANS:

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," (as amended by SFAS 148), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 2005, 2004 and 2003: risk-free interest rates of 4%, 4% and 4% in fiscal 2005, 2004 and 2003, respectively; dividend yield of 0%; volatility factors of the expected market price of the Corporation's common stock of 0.94, 1.18 and 1.14 in fiscal 2005, 2004 and 2003, respectively; and a weighted-average expected life of the option of 8 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Corporation's pro forma information follows:

                                                                FISCAL      FISCAL      FISCAL
                                                                  05          04          03
                                                              ----------   ---------   --------
Net income, as reported                                       $2,186,000   $ 644,000   $278,000
Deduct: Total stock-based employee compensation expense
  determined under fair value method for all awards net of
  related tax effects of $-0- for 2005, 2004 and 2003            (69,000)   (158,000)   (94,000)
                                                              ----------   ---------   --------
Pro forma net income                                          $2,117,000   $ 486,000   $184,000
                                                              ==========   =========   ========
Earnings per share:
Basic-as reported                                             $     0.20   $    0.07   $   0.03
                                                              ==========   =========   ========
Basic-pro forma                                               $     0.19   $    0.05   $   0.02
                                                              ==========   =========   ========
Diluted-as reported                                           $     0.19   $    0.07   $   0.03
                                                              ==========   =========   ========
Diluted-pro forma                                             $     0.18   $    0.05   $   0.02
                                                              ==========   =========   ========

FAIR VALUE OF FINANCIAL INSTRUMENTS

As of January 31, 2005, the carrying value of cash and cash equivalents, contract receivables, accounts payable and notes payable and current maturities of long-term debt approximated fair value because of their short maturity.

RECLASSIFICATIONS:

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 3 -- NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities
(VIE)," (revised December 2003 by FIN No. 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN No. 46R did not have a material impact on the Corporation's financial position, results of operations or cash flows as the Corporation does not have any VIEs.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-01 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 124, "Accounting for Certain Investments Held by Not-for-Profit Organizations," and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In September 2004, the FASB issued FASB Staff Position EITF 03-01-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-01 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. The adoption of the disclosure provisions of EITF 03-01 did not have a material effect on the Corporation's results of operations or financial condition.

In November 2004, the FASB issued SFAS 151, Inventory Costs -- an amendment of ARB No. 43, Chapter 4. The Statement amends the guidance of ARB No. 43, Chapter 4, Inventory Pricing , by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. It does not appear that this Statement will have a material effect on the financial position, operations or cash flows of the Corporation when it becomes effective in 2006.

In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment" ("SFAS 123R"), a revision to SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and superseding APB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. Should the Corporation issue employee stock options after January 31, 2006 a charge against earnings would be required as provided by SFAS 123R. The magnitude of the charge would depend upon the number of employee stock options issues, the exercise price of the stock options and the volatility of the share price of the Corporation's common stock on the date the employee stock options are issued.

In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets" ("SFAS 153"), an amendment of APB Opinion No. 29 "Accounting for Nonmonetary Transactions". The amendments made by SFAS 153 are based on the principal that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for nonmonetary asset exchanges occurring in fiscal periods after June 15, 2005. It does not appear that this Statement will have a material effect on the financial position, operations or cash flows of the Corporation.

NOTE 4 -- CONTRACTS RECEIVABLE

At January 31, 2005 and 2004, contract receivables consist of the following:

                                                                 2005           2004
                                                              -----------    -----------
Billed completed contracts                                    $ 4,185,000    $ 2,340,000
Contracts in Progress                                          10,934,000      8,860,000
                                                              -----------    -----------
                                                               15,119,000     11,200,000
Less allowance for Uncollectable Accounts                        (212,000)      (150,000)
                                                              -----------    -----------
Net Under Billings                                            $14,907,000    $11,050,000
                                                              ===========    ===========

Contracts receivable at January 31, 2005 and 2004 include $1,937,000 and $1,406,000, respectively, of retainage receivables. For the years ended January 31, 2005 and 2004, no customer accounted for more than 10% of the Corporation's consolidated revenues.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the creditworthiness of customers and, when feasible, requests collateral to secure the performance of services.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 5 -- COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2005           2004
                                                              -----------    -----------
Revenues earned on uncompleted contracts                      $60,022,000    $43,979,000
Less: billings to date                                         57,304,000     42,101,000
                                                              -----------    -----------
Net Under Billings                                            $ 2,718,000    $ 1,878,000
                                                              ===========    ===========

Included in the accompanying consolidated balance sheets under the following captions:

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2005           2004
                                                              -----------    -----------
Costs and estimated earnings in excess of billings on
  uncompleted contracts                                       $ 4,940,000    $ 3,327,000
Billings in excess of costs and estimated earnings on
  uncompleted contracts                                        (2,222,000)    (1,449,000)
                                                              -----------    -----------
Net Under Billings                                            $ 2,718,000    $ 1,878,000
                                                              ===========    ===========

NOTE 6 -- ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                                                    JANUARY 31,
                                                              ------------------------
                                                                 2005          2004
                                                              ----------    ----------
Wages, bonuses and withholdings                               $1,608,000    $  529,000
Accrued fringe benefits                                          575,000       248,000
Additional acquisition consideration                             488,000       281,000
Other                                                            266,000       240,000
                                                              ----------    ----------
Total Accrued Liabilities                                     $2,937,000    $1,298,000
                                                              ==========    ==========

NOTE 7 -- LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:

                                                                    JANUARY 31,
                                                              ------------------------
                                                                 2005          2004
                                                              ----------    ----------
Term loan due in monthly installments of $4,095 including
  interest
  at 4.875% due in August 2015                                $  325,000    $  347,000
Equipment note due in monthly installments of $21,495
  including interest
  at 1% above the prime rate, due in August 2005                 139,000       368,000
Equipment note due in monthly installments of $16,114
  including interest
  at 1% above the prime rate, due in August 2005                  41,000       133,000
Revolving line of credit expiring on June 6, 2006 and
  bearing interest
  at 1% above the prime rate                                   4,700,000     4,700,000
Equipment notes, most significant note due in monthly
  installments
  of $4,472 including interest at 7.25%                               --        76,000
Term note payable to the former shareholders of Tri-State
  Restoration
  with interest at 6.5%                                               --        83,000
                                                              ----------    ----------
                                                               5,205,000     5,707,000
Less amount due within one year                                  192,000       401,000
                                                              ----------    ----------
                                                              $5,013,000    $5,306,000
                                                              ==========    ==========

On August 3, 2000, the Corporation closed on a $4.7 million credit facility with Sky Bank, an Ohio banking association, consisting of a 3-year $3 million revolving line of credit, a 5-year $1 million equipment note, a 15-year $0.4 million mortgage and a 5-year $0.3 million commitment for future equipment financing. The new financing repaid all of the Company's existing debt.

The line of credit, equipment note and commitment for future equipment financing are at an interest rate of prime plus 1% with financial covenant incentives which may reduce the interest rate to either prime plus 1/2% or prime (at January 31, 2005 prime was 5.5%). The mortgage is at an interest rate of 9.15% fixed for three years and is then adjusted to 2.75% above the 3-year Treasury Index every three years. The Chief Executive Officer of the Corporation provided a limited personal guarantee for the credit facility. The credit facility contains certain financial covenants which the Corporation required waiver at January 31, 2004, 2003 and 2002.

On February 28, 2003 Sky Bank increased the line of credit by $600,000 to $5.1 million for a four-month period. The availability on the line of credit was reduced to $4.5 million on July 1, 2003.

In July 2003 Sky Bank approved a permanent $500,000 increase in the Company's line of credit to $5 million and in January 2004 Sky Bank approved a permanent $500,000 increase in the Company's line of credit to $5.5 million and in July 2004 Sky Bank approved a permanent $1,000,000 increase in the Company's line of credit to $6.5 million

In April 2004 Sky Bank extended the maturity date on the line of credit until June 6, 2006.

In October 2004 and December 2004 Sky Bank approved a temporary $1,000,000 and $500,000, respectively, increase in the Company's line of credit to $8.0 million until June 30, 2005. The increase in the line of credit was required to fund the increase in revenues generated by the hurricane recovery work beginning in the third quarter of fiscal 2005.

On January 31, 2005, the balance on the line of credit was $4,700,000 with an unused availability of $3,300,000.

The majority of the Corporation's property and equipment are pledged as security for the above obligations.

Maturity requirements on long-term debt aggregate $192,000 in fiscal 2006, $4,715,000 in fiscal 2007, $18,000 in fiscal 2008, $21,000 in fiscal 2009,
$25,000 in fiscal 2010 and $234,000 thereafter.

The Corporation paid approximately $405,000, $344,000 and $378,000 for interest costs during the years ended January 31, 2005, 2004 and 2003, respectively.

NOTE 8 -- INCOME TAXES

Significant components of the provision for income taxes are as follows:

                                                                   FOR THE YEARS ENDED
                                                                       JANUARY 31,
                                                              ------------------------------
                                                                2005       2004       2003
                                                              --------    -------    -------
Current:
  Federal                                                     $178,000    $    --    $    --
  State                                                        205,000     62,000     16,000
                                                              --------    -------    -------
                                                               383,000     62,000     16,000
Deferred:
  Federal                                                           --         --         --
  State                                                             --         --         --
                                                              --------    -------    -------
                                                                    --         --         --
                                                              --------    -------    -------
  Total income tax provision                                  $383,000    $62,000    $16,000
                                                              ========    =======    =======

The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                              FOR THE YEARS ENDED JANUARY 31,
                                                             ----------------------------------
                                                               2005         2004         2003
                                                             ---------    ---------    --------
Tax at statutory rate                                        $ 873,000    $ 219,000    $ 95,000
State income taxes, net of federal tax benefit                 135,000       43,000      11,000
Other                                                           20,000           --          --
Change in valuation allowance                                 (645,000)    (200,000)    (90,000)
                                                             ---------    ---------    --------
                                                             $ 383,000    $  62,000    $ 16,000
                                                             =========    =========    ========

The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 2005 and 2004 are as follows:

                                                                   JANUARY 31,
                                                              ----------------------
                                                                2005         2004
                                                              --------    ----------
Deferred tax assets:
  Book over tax depreciation and amortization                 $405,000    $  568,000
  Other                                                         72,000        51,000
  Net operating loss carryforwards                                  --       503,000
                                                              --------    ----------
  Total deferred tax assets                                    477,000     1,122,000
Valuation allowance for deferred tax assets                    477,000     1,122,000
                                                              --------    ----------
  Net deferred tax assets                                           --            --
                                                              --------    ----------
  Net deferred tax liabilities                                $     --    $       --
                                                              ========    ==========

The Corporation paid approximately $60,000, $30,000 and $65,000 for federal and state income and franchise taxes during the years ended January 31, 2005, 2004 and 2003, respectively.

NOTE 9 -- NOTES RECEIVABLE -- OFFICERS

At January 31, 2005 and 2004, the Corporation had approximately $132,000 in notes receivable from its employees in the form of personal loans. The notes bear interest at 6.0% per annum. A breakdown of the notes receivable balance at January 31, 2005 by executive officer is as follows: John C. Regan, Chairman -$95,000. Two other individuals owe the remaining $37,000. The notes are classified at January 31, 2005 and 2004 as follows:

Other Current Assets                                          $ 30,000
Other Assets                                                   102,000
                                                              --------
                                                              $132,000
                                                              ========

NOTE 10 -- COMPENSATION PLANS

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," (as amended by SFAS 148), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

The Corporation maintains a qualified Incentive Stock Option Plan (the "Plan"), which provides for the grant of incentive options to purchase an aggregate of up to 3,300,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries. All options granted have 10-year terms.

Options to purchase 629,333 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2004. Non-discretionary options granted in this fiscal year contain a defined vesting schedule along with an alternate schedule that provides for accelerated vesting if certain performance measures are met. Those individual non-discretionary awards that did not vest due to failure to achieve the performance measures, vest in November 2011. Discretionary options vest on the grant date. A total of 300,500 options to purchase shares of common stock vested at January 31, 2004 relative to fiscal 2004.

Options to purchase 660,000 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2003. Non-discretionary options granted in this fiscal year contain a defined vesting schedule along with an alternate schedule that provides for accelerated vesting if certain performance measures are met. Those individual non-discretionary awards that did not vest due to failure to achieve the performance measures, vest in November 2010. Discretionary options vest on the grant date. A total of 430,034 options to purchase shares of common stock vested at January 31, 2003 relative to fiscal 2003.

The following table summarizes information with respect to the Plan for the three years ended January 31, 2005:

                                                                                     OPTION
                                                 WEIGHTED AVERAGE    NUMBER OF     PRICE RANGE
                                                  EXERCISE PRICE      SHARES        PER SHARE
                                                 ----------------    ---------    -------------
OUTSTANDING AT JANUARY 31, 2002                       $0.52          3,086,333    $0.36 - $1.91
Granted                                               $0.37           643,367     $0.19 - $0.46
Forfeited -- Reusable                                 $0.54          (591,500)    $0.36 - $1.91
Exercised                                             $0.36            (5,000)    $        0.36
                                                                     ---------
OUTSTANDING AT JANUARY 31, 2003                       $0.43          3,133,200    $0.19 - $1.63
Granted                                               $0.58            25,000     $        0.58
Forfeited -- Reusable                                 $0.33          (236,666)    $0.19 - $1.63
Exercised                                             $0.19            (5,000)    $        0.19
                                                                     ---------
OUTSTANDING AT JANUARY 31, 2004                       $0.46          2,916,534    $0.19 - $0.87
Forfeited -- Reusable                                 $0.33           (47,500)    $0.19 - $0.87
Exercised                                             $0.19          (670,500)    $0.19 - $0.87
                                                                     ---------
OUTSTANDING AT JANUARY 31, 2005                       $0.46          2,198,534    $0.19 - $0.87
                                                                     =========
EXERCISABLE AT JANUARY 31, 2005                       $0.46          1,455,334    $0.19 - $0.87
                                                                     =========

At January 31, 2004 and 2003, 1,952,834 and 1,558,667 options were exercisable at a weighted average exercise price of $0.46 and $0.52, respectively.

At January 31, 2005 the Corporation's outstanding options relative to the Plan are as follows by exercise price range:

                                             WEIGHTED AVERAGE    NUMBER OF    WEIGHTED AVERAGE
EXERCISE PRICE RANGE                          EXERCISE PRICE      SHARES       REMAINING LIFE
--------------------                         ----------------    ---------    ----------------
$0.00 to $0.50                                    $0.36          1,541,534          5.50
$0.50 to $1.00                                    $0.69           657,000           5.57
                                                                 ---------
Total                                             $0.46          2,198,534          5.52
                                                                 =========

At January 31, 2005 the Corporation's vested options relative to the Plan are as follows by exercise price range:

                                             WEIGHTED AVERAGE    NUMBER OF    WEIGHTED AVERAGE
EXERCISE PRICE RANGE                          EXERCISE PRICE      SHARES       REMAINING LIFE
--------------------                         ----------------    ---------    ----------------
$0.00 to $0.50                                    $0.34           947,334           4.83
$0.50 to $1.00                                    $0.69           508,000           5.87
                                                                 ---------
Total                                             $0.46          1,455,334          5.19
                                                                 =========

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 2005:

                                                                              OPTION
                                                              NUMBER OF     PRICE RANGE
                                                               SHARES        PER SHARE
                                                              ---------    -------------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2002                 20,000     $0.60 - $0.65
Forfeited -- Reusable                                          (10,000)    $        0.60
                                                               -------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2003                 10,000     $        0.65
No Activity                                                         --                --
                                                               -------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2004                 10,000     $        0.65
No Activity                                                         --                --
                                                               -------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2005                 10,000     $        0.65
                                                               =======

The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the "Employee Directors Plan"), which provides for the grant of options to purchase an aggregate of up to 250,000 shares of the Corporation's common stock. Options to purchase 50,000 shares of the Corporation's common stock at an exercise price of $0.65 per share have been granted under the Employee Director Plan. At January 31, 2005 all of the options granted under the Employee Directors Plan were exercisable.

The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provides for the grant of options to purchase an aggregate of up to 600,000 shares of the Corporation's common stock. Options to purchase 410,250 shares of the Corporation's common stock at prices ranging from $0.26 per share to $1.39 per share have been granted under the Non-Employee Directors Plan. During fiscal 2005, options to purchase 50,000 shares of the Corporation's common stock at exercise prices ranging from $0.26 to $0.77 per share were exercised, resulting in proceeds of $25,200 to the Corporation. At January 31, 2005, all of the 360,250 outstanding options granted under the Non-Employee Directors Plan were exercisable.

NOTE 11 -- PRIVATE PLACEMENT OF SECURITIES

On March 4, 2004 the Corporation closed on a private placement transaction pursuant to which it sold 1,250,000 shares of Common Stock, (the "Shares"), to Barron Partners, LP (the "Investor") for an aggregate purchase price of $500,000. In addition, the Corporation issued two warrants to the Investor exercisable for shares of its Common Stock (the "Warrants"). The Shares and the Warrants were issued in a private placement transaction pursuant to Rule 506 of Regulation D and Section 4(2) under the Securities Act of 1933, as amended. Offset against the proceeds is $51,000 of costs incurred in conjunction with the private placement transaction, primarily related to the cost of the registration of the common stock and common stock underlying the warrants, as discussed in the fourth paragraph of this note.

The First Warrant provided the Investor the right to purchase up to 1,500,000 shares of the Corporation's Common Stock. During the year ended January 31, 2005 Barron exercised the First Warrant in full at an exercise price of $0.80 per share warrants resulting in proceeds of $1,200,000 to the Corporation.

The Second Warrant provides the Investor the right to purchase up to 2,000,000 shares of the Corporation's Common Stock. The Second Warrant has an exercise price of $1.60 per share resulting in proceeds of $3,200,000 to the Corporation upon its full exercise and expires five years from the date of issuance. The Corporation may require the Investor to exercise the Second Warrant in full at any time until December 4, 2005 if the average price of the Corporation's Common Stock exceeds $2.40 for ten consecutive trading days and the Corporation has a Registration Statement effective during the same ten consecutive trading days. The warrant holder may exercise through a cashless net exercise procedure after March 4, 2005, if the shares underlying the warrant are either not subject to an effective registration statement or, if subject to a registration statement, during a suspension of the registration statement. The Corporation has reserved sufficient shares of its common stock to cover the issuance of shares relative to the unexercised warrants held by the Investor.

In connection with these transactions, the Corporation and the Investor entered into a Registration Rights Agreement. Under this agreement, the Corporation was required to file within ninety (90) days of closing a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering the resale of the Shares and the shares of Common Stock underlying the Warrants. The Company's registration statement was declared effective by the U.S. Securities and Exchange Commission on June 30, 2004 . At January 31, 2005, the Second Warrant could still be exercised for up to 2,000,000 shares at an exercise price of $1.60 per share. In the event that the Investor is not permitted to sell its Shares pursuant to the registration statement as a result of a permitted Black-Out Period (as defined in the Registration Statement) being exceeded or otherwise, then the Company will be obligated to pay the Investor liquidated damages equal to 18% of the Investor's purchase price per annum.

The Corporation utilized the proceeds from the sale of its Common Stock for general business purposes and to partially fund its acquisition strategy.

The Corporation granted the Investor the right of first refusal on subsequent offerings of the Corporation's securities and has agreed to maintain a listing of its common stock on the OTC Bulletin Board or another publicly traded market and cause its common stock to continue to be registered under Section 12(b) or
(g) of the Exchange Act of 1934.

The net proceeds to the Corporation from the offering, after costs associated with the offering, of $449,000 have been allocated among common stock and warrants based upon their relative fair values. The Corporation used the Black-Scholes pricing model to determine the fair value of the warrants to be $287,000.

NOTE 12 -- PREFERRED STOCK

At January 31, 2004, there were 6,000 shares of the Corporation's Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $13,000 at January 31, 2004. In March 2004 in conjunction with the private placement of the Corporation's common stock, as discussed in Note 11, the remaining 6,000 shares of preferred stock were converted into 24,000 shares Common Stock with the accrued but unpaid dividends paid in cash.

NOTE 13 -- SALE OF ST. LOUIS OPERATION AND SOUTHEAST TEXAS FIXED ASSETS AND
           INVENTORY

On July 12, 2002, the Corporation entered into an agreement for the sale of selected assets and assignment of contracts of the St. Louis operation. As consideration for the sale, the Corporation was paid $380,000 in cash. The Corporation recognized a gain of $273,000 from the sale of the St. Louis operation in the second fiscal quarter ending July 31, 2002. Revenues of the St. Louis operation for fiscal 2002 were $2.2 million. At January 31, 2003 a goodwill impairment charge of $149,000 was made to reflect the termination of operations at the St. Louis and Chicago locations, which were sold/closed, respectively, during fiscal 2003.

In the third fiscal quarter of 2003, the Corporation sold certain fixed assets and inventory associated with the southeast Texas operation for $110,000 resulting in a gain of $48,000. Revenues of the southeast Texas asbestos operation for fiscal 2002 were approximately $4.4 million.

During fiscal 2005, the Corporation sold certain fixed assets for $131,000 resulting in a gain of $110,000.

NOTE 14 -- GOODWILL

The changes in the carrying amount of goodwill for the years ended January 31, 2005 and 2004 are as follows:

                                                                 2005         2004
                                                              ----------    --------
Balance, beginning of year                                    $  714,000    $433,000
Goodwill acquired during the year                                624,000     281,000
Impairment losses                                                     --          --
                                                              ----------    --------
                                                              $1,338,000    $714,000
                                                              ==========    ========

Goodwill increased by $624,000 and $281,000 during the year ended January 31, 2005 and 2004, respectively, primarily due to the accrual of additional purchase price consideration earned by the former owners of Tri-State Restoration, Inc. ("Tri-State") in accordance with Emerging Issues Task Force ("EITF 95-8") "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination". The payment of contingent consideration is based upon the operating income of the former Tri-State operation and payable annually based upon operating results through May 31, 2005.

In conformance with SFAS 142, "Goodwill and Other Intangible Assets," we performed impairment tests based upon the third quarter balances. No impairments were noted.

NOTE 15 -- NET INCOME PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                             FOR THE YEARS ENDED JANUARY 31,
                                                         ---------------------------------------
                                                            2005           2004          2003
                                                         -----------    ----------    ----------
NUMERATOR:
     Net Income                                          $ 2,186,000    $  644,000    $  278,000
     Preferred stock dividends                                    --        (1,000)       (1,000)
                                                         -----------    ----------    ----------
     Numerator for basic earnings per share -- income
       available to common stockholders                    2,186,000       643,000       277,000
     Effect of dilutive securities:
     Preferred stock dividends                                    --         1,000         1,000
                                                         -----------    ----------    ----------
Numerator for diluted earnings per share -- income
  available to common stock after assumed conversions    $ 2,186,000    $  644,000    $  278,000
                                                         ===========    ==========    ==========
DENOMINATOR:
     Denominator for basic earnings per
       share -- weighted average shares                   10,911,000     9,373,000     9,372,000
     Effect of dilutive securities:
       Employee stock options                                871,000       166,000       245,000
       Warrants                                                   --            --            --
       Convertible preferred stock                                --        29,000        29,000
                                                         -----------    ----------    ----------
     Dilutive potential common shares                        871,000       195,000       274,000
                                                         -----------    ----------    ----------
       Denominator for diluted earnings per
          share -- adjusted weighted-average shares and
          assumed conversions                             11,782,000     9,568,000     9,646,000
                                                         ===========    ==========    ==========
BASIC EARNINGS PER SHARE                                 $      0.20    $     0.07    $     0.03
                                                         ===========    ==========    ==========
DILUTED EARNINGS PER SHARE                               $      0.19    $     0.07    $     0.03
                                                         ===========    ==========    ==========

At January 31, 2005, 2004 and 2003; 60,000, 1,467,750 and 1,165,083 options, and
2,000,000, -0- and 250,000 warrants, respectively, were not included in the calculation of dilutive earnings per share as their inclusion would have been antidilutive.

NOTE 16 -- COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $562,000, $516,000 and $578,000 for the years ended January 31, 2005, 2004 and 2003, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 2005 aggregated $1,092,000 and payments due during the next five fiscal years are as follows: 2006 -- $526,000, 2007 -- $358,000, 2008 -- $169,000, 2009 -- $25,000 and
2010 -- $14,000.

NOTE 17 -- QUARTERLY RESULTS (UNAUDITED)

The Corporation had the following results by quarter:

                                      FIRST         SECOND          THIRD         FOURTH
                                     QUARTER        QUARTER        QUARTER        QUARTER         YEAR
                                   -----------    -----------    -----------    -----------    -----------
YEAR ENDING JANUARY 31, 2005
Revenues                           $10,798,000    $15,173,000    $18,903,000    $15,488,000    $60,362,000
Gross margin                         1,685,000      1,939,000      2,879,000      3,259,000      9,762,000
Income before income taxes             206,000        320,000      1,094,000        949,000      2,569,000
Net income                         $   189,000    $   295,000    $ 1,006,000    $   696,000    $ 2,186,000
Earnings per share
  Basic                            $      0.02    $      0.03    $      0.09    $      0.06    $      0.20
  Diluted                          $      0.02    $      0.02    $      0.09    $      0.06    $      0.19
YEAR ENDING JANUARY 31, 2004
Revenues                           $ 8,265,000    $ 9,376,000    $ 9,332,000    $ 8,989,000    $35,962,000
Gross margin                         1,625,000      1,600,000      1,740,000      1,663,000      6,628,000
Income before income taxes             257,000        164,000        120,000        165,000        706,000
Net income                         $   227,000    $   146,000    $   106,000    $   165,000    $   644,000
Earnings per share
  Basic                            $      0.02    $      0.02    $      0.01    $      0.02    $      0.07
  Diluted                          $      0.02    $      0.02    $      0.01    $      0.02    $      0.07

                            PDG ENVIRONMENTAL, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 2005, 2004 AND 2003

                                          BALANCE AT    ADDITIONS                     BALANCE AT
                                          BEGINNING      CHARGED                        CLOSE
                                           OF YEAR      TO INCOME    DEDUCTIONS(1)     OF YEAR
                                          ----------    ---------    -------------    ----------
2005
Allowance for doubtful accounts            $150,000     $200,000       $(138,000)      $212,000
                                           ========     ========       =========       ========
2004
Allowance for doubtful accounts            $150,000     $     --       $      --       $150,000
                                           ========     ========       =========       ========
2003
Allowance for doubtful accounts            $130,000     $ 20,000       $      --       $150,000
                                           ========     ========       =========       ========

---------------

(1) Uncollectible accounts written off, net of recoveries.

                                    ANNEX A

                            PDG ENVIRONMENTAL, INC.

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter governs the operation of the Audit Committee. The Audit Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and meet the independence standards of the Nasdaq and the SEC. All Audit Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise which meets the definition of "audit committee financial expert" within the meaning of
Item 401(h)(2) of Regulation S-K.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

     - The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholders. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholders ratification.

     - The Audit Committee shall discuss with the independent auditors the overall scope and plans for the audit including the adequacy of staffing. Also, the Audit Committee shall discuss with management and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Audit Committee shall meet with the independent auditors, with and without management present, to discuss the results of their examination.

     - The Audit Committee shall review the interim financial statements with management and the independent auditors prior to filing of the Company's Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The chair of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

     - The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report of Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

                                    ANNEX B

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                            PDG ENVIRONMENTAL, INC.

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is PDG Environmental, Inc.

     2. The certificate of incorporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting in lieu thereof the following new paragraph:

       This Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock". The total number of shares which this Corporation is authorized to issue is 65,000,000 shares of which Five Million (5,000,000) shares shall be Preferred Stock, $0.01 par value, and Sixty Million (60,000,000) shares shall be Common Stock, $0.02 par value.

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                                         PDG ENVIRONMENTAL, INC.

                                         By
                                         ---------------------------------------
                                         Title:
                                         ---------------------------------------

Signed on           , 2005

                                    FORM OF

                            PDG ENVIRONMENTAL, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 30, 2005

    The undersigned hereby constitutes and appoints James D. Chiafullo, with powers of substitution, as proxy, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on August 17, 2005, at the Annual Meeting of Stockholders of the Corporation to be held on September 30, 2005 at 9:00 A.M., E.D.T. at the Corporation's Office at 1386 Beulah Road, Building #801, Pittsburgh, PA 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated August 17, 2005, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting. The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, BUT IF NO SPECIFICATION IS MADE, THE PROXY INTENDS TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN THE PROXY STATEMENT AND FOR APPROVAL OF THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT.

a.  Election of Directors

[ ]         FOR ALL THE NOMINEES               [ ]         WITHHOLD AUTHORITY
            LISTED BELOW                                   TO VOTE FOR ALL NOMINEES
            (EXCEPT AS MARKED TO THE                       LISTED BELOW
            CONTRARY BELOW)
John C. Regan, Richard A. Bendis, Edgar Berkey, James D. Chiafullo and Edwin J.
Kilpela for a term of one year.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
------------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           (continued and to be signed and voted on the reverse side)

b.  Amendment of the PDG Environmental, Inc. Incentive Stock Option Plan

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

c. Amendment of the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

d.  Amendment to the Certificate of Incorporation of PDG Environmental, Inc.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

e.  Ratification of the Independent Auditors

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

Signature(s) must correspond with the name or names as they appear printed on this Proxy. When signing as attorney, administrator, executor, guardian or trustee, please add your full title as such. If shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.

                                    DATED:                              , 2005
                                            -------------------------

                                    --------------------------------------------
                                    Signature(s) of Stockholder(s)

                                    PLEASE DATE, SIGN AND MAIL THIS PROXY IN
                                    THE ENVELOPE PROVIDED, POSTAGE NOT
                                    NECESSARY IF MAILED IN THE UNITED STATES.